As filed with the Securities and Exchange Commission on March 9, 1998

                                      Registration No. 333-46245

                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C.  20549

                                          Amendment No. 1 To

                                                     FORM SB-2
                                              REGISTRATION STATEMENT
                                                       Under
                                            THE SECURITIES ACT OF 1933

                                          PALLET MANAGEMENT SYSTEMS, INC.
                                    (Name of small business issuer in charter)

    Florida                              2448                      59-2197020
----------------                    -----------------          --------------
 State or other                     (Primary Standard            (IRS Employer
 jurisdiction of                     Industrial Classification    I.D. Number)
 incorporation                          Code Number)
 or organization)

                                  (Address and telephone number, of registrant's
                                           principal executive offices)

                                       One South Ocean Boulevard, Suite 305
                                               Boca Raton, FL 33432
                                                  (561) 338-7763

                                    (Address of principal place of business or
                                       intended principal place of business)

                    (Name, address and telephone number, of agent for service)

                                              Mr. Zachary Richardson
                                        c/o Pallet Management Systems, Inc.
                                       One South Ocean Boulevard, Suite 305
                                               Boca Raton, FL 33432
                                                  (561) 338-7763

                                   Please send a copy of all communications to:

                                                DAVID W. SASS, ESQ.
                                              McLaughlin & Stern, LLP
                                                260 Madison Avenue
                                                New York, NY 10016
                                                  (212) 448-1100
                                                 Fax(212) 448-0066

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []_____

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []---

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box [x]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                                          ------------------------------

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                                          CALCULATION OF REGISTRATION FEE

Title of Each                     Amount           Proposed Maximum   Proposed Maximum       Amount of
Class of Security                 Being            Offering Price     Aggregate Offering     Registration
Being Registered                  Registered       Per Share (1)      Price                  Fee

--------------------------------------------------------------------------------------------------

Shares of Common Stock          1,100,000 (1)       $ 1.50 (5)       $1,650,000              $486.75
$.001 par value

Shares of Common Stock          1,100,000 (2)       $ 1.75 (5)       $1,925,000              $567.88
$.001 par value

Shares of Common Stock            151,685 (3)       $20.00 (5)       $3,033,700              $894.94
$.001 par value

Shares of Common Stock             50,000 (4)       $10.72 (6)       $  536,000              $158.12
$.001 par value

TOTAL                                                                                      $2,107.69

Paid on Account                                                                            $2,047.56

Balance Due                                                                                $   60.13


(1) Includes 1,100,000 shares of Common Stock underlying outstanding Class A Warrants, 100,000 shares of which underlie 100,000 Class A Warrants included in an outstanding Placement Agent Warrant ("Placement Agent Warrant")issued in connection with the Company's November 1997 private placement.

(2) Includes 1,100,000 shares of Common Stock underlying outstanding Class B Warrants, 100,000 shares of which underlie 100,000 Class B Warrants included in the Placement Agent Warrant.

(3) Includes 151,685 shares of Common Stock underlying outstanding warrants forming a part of "A Units" issued in connection with the conversion of certain outstanding debt of the Company.

(4) Includes 50,000 shares of Common Stock included in the Placement Agent Warrant.

(5) Calculated, pursuant to Rule 457 (g), as the exercise price of each particular class of warrant.

(6) Calculated, pursuant to Rule 457(c), as the average of the bid and asked prices as of the close of trading on February 12, 1998, (as adjusted for the 1 for 4 reverse split approved January 29, 1998 and effective February 16, 1998.)


                                                ------------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                          -----------------------------

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                                          PALLET MANAGEMENT SYSTEMS, INC.

                                               Cross Reference Sheet

Item     Caption                                                                Location

1.       Forepart of Registration Statement                                     Outside Front Cover
                                                                                Page and Outside Front
                                                                                Cover Page of
                                                                                Prospectus

2.       Inside Front and Outside Back Cover                                    Inside Front and Back
         Outside Pages of Prospectus                                            Cover Pages

3.       Summary Information and Risk Factors                                   Prospectus Summary;
                                                                                Risk Factors

4.       Use of Proceeds                                                        Use of Proceeds

5.       Determination of Offering Price                                        Not Applicable

6.       Dilution                                                               Not Applicable

7.       Selling Security Holders                                               Selling Stockholders

8.       Plan of Distribution                                                   Plan of Distribution

9.       Legal Proceedings                                                      Risk Factors; Business

10.      Directors, Executive Officers,                                         Management
         Promoters and Control Persons

11.      Security Ownership of Certain                                          Principal Stockholders
         Beneficial Owners and Management

12.      Description of Securities                                              Description of
                                                                                Securities

13.      Interest of Named Experts and Counsel                                  Legal Matters; Experts

14.      Disclosure of Commission Position on                                   Risk Factors
         Indemnification for Securities Act

15.      Organization Within Last Five Years                                    Not Applicable

16.      Description of Business                                                Business; Risk
                                                                                Factors; Financial
                                                                                Statements; Selected
                                            4                                   Financial Data;
                                                                                Prospectus Summary

17.      Management's Discussion and Analysis                                   Management's
         or Plan of Operation                                                   Discussion and
                                                                                Analysis of Financial
                                                                                Condition            and Results
                                                                                of Operation

18.      Description of Property                                                Business-Properties

19.      Certain Relationships and Related                                      Certain Transactions
         Transactions

20.      Market for Common Equity and Related                                   Market for Common
         Stockholder Matters                                                    Equity and Related
                                                                                Stockholder Matters

21.      Executive Compensation                                                 Management-Executive
                                                                                Compensation

22.      Financial Statements                                                   Financial Statements

23.      Changes In and Disagreements With                                      Management's
         Accountants on Accounting and                                          Discussion and
         Financial Disclosure                                                   Analysis of Financial
                                                                                Condition and Results
                                                                                Of Operation



                                                         5

                                 SUBJECT TO COMPLETION DATED MARCH 9, 1998

PROSPECTUS
                                         2,401,685 Shares of Common Stock PALLET
                                          MANAGEMENT SYSTEMS, INC.
         This Prospectus relates to the offering of 2,401,685 shares of common stock, par value $.001 per share ("Common Stock"), of Pallet Management Systems, Inc., a Florida corporation ("Company"). 1,000,000 of such shares underlie outstanding Class A Warrants ("Class A Warrants"); 1,000,000 of such shares underlie outstanding Class B Warrants ("Class B Warrants"), 151,685 of such shares underlie outstanding warrants forming a party of "A Units" issued in connection with the conversion of certain outstanding debt of the Company ("A Unit Warrants") and an aggregate of 250,000 of such shares underlie a warrant issued to the Placement Agent ("Placement Agent Warrant") in the Company's November 1997 private placement ("Private Placement") to purchase units consisting of 50,000 shares of Common Stock, 100,000 Class A Warrants and 100,000 Class B Warrants. The Class A Warrants, the Class B Warrants and the Placement Agent Warrant were issued by the Company in a Private Placement in November, 1997. See "Description of Securities."

         401,685 shares of Common Stock offered by this Prospectus may be sold from time to time by the Selling Stockholders or by their transferees and the balance of 2,000,000 shares may be sold from time to time by certain holders of Class A and Class B Warrants ("Warrant Holders"). No underwriting arrangements have been entered into by the Selling Stockholders or the Warrant Holders. The distribution of shares of Common Stock by the Selling Stockholders or the Warrant Holders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders and/or the Warrant Holders in connection with sales of the Common Stock. Transfers of the Common Stock may also be made pursuant to applicable exemptions under the Securities Act of 1933, as amended ("Securities Act") including, but not limited to, sales under Rule 144 under the Securities Act.

The Selling Stockholders, the Warrant Holders and intermediaries through whom such shares Common Stock may be sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the Common Stock offered, and any profits realized or commissions received may be deemed underwriting compensation. All costs incurred in the registration of the securities of the Selling Stockholders and the Warrant Holders are being borne by the Company. See "Selling Stockholders."

The Company voluntarily furnishes its security holders with annual reports containing audited financial statements and the audit report of the independent certified public accountants and such interim reports as it deems appropriate or as may be required by law. The Company's fiscal year ends June 30.

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS", WHICH BEGINS ON PAGE 6.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus is __________________ , 1998

                                               AVAILABLE INFORMATION

         The Company voluntarily complies with the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith presently files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference room located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports may also be obtained by visiting the Commission's Internet home page at WWW.Sec.gov.

         The Company has filed a Registration Statement relating to the securities offered hereby with the Commission pursuant to the provisions of the Securities Act of 1933, as amended ("Securities Act"). Although this Prospectus forms a part of the Registration Statement, it does not contain all of the information set forth in the Registration Statement, the exhibits or the schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, the exhibits and the schedules thereto. All material elements of documents referenced in the Registration Statement are set forth in the prospectus disclosure herein. Reference is also made to the copy of such document which has been filed as an exhibit to the Registration Statement.

                                                PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial data (including any financial statements and the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share amounts set forth hereinafter have been adjusted to reflect the reverse stock split on a one-for-four basis effective as of the close of business February 16, 1998. Each prospective investor is urged to read this Prospectus in its entirety.


                                                    The Company

         Pallet Management Systems, Inc., a Florida corporation ("Company") is engaged in the manufacture, sale, repair and retrieval of wooden, plastic and metal pallets as well as other product packaging required for the shipment of goods. The Company was formed by the combination of several companies and has operations in Florida and Virginia.

         A pallet is a portable platform for the storing or moving of cargo or freight. Most commonly made of wood, its standard size is approximately a four feet square and is designed to be transported by a forklift. The Company focuses on total solutions for its customers' pallet requirements through comprehensive products and services including manufacturing and distributing new and recycled pallets and pallet remediation. (Pallet remediation is the systematic collection, repair, return and reuse of pallets and other types of packaging.) Due to rising costs and increasing competition, the industry's gross profit for new pallets has decreased over the years. Consequently, the Company is shifting its focus to remediation services.

                                                   The Offering

Securities                                  Offered  2,401,685  shares of Common
                                            Stock,  par  value  $.001  per share
                                            ("Common Stock").


Securities Outstanding Prior to the
Offering

         Common Stock                                1,712,489 Shares
         Class A Warrants                            1,000,000 Warrants
         Class B Warrants                            1,000,000 Warrants
         A Unit Warrants                               151,685 Warrants

Securities Outstanding After the
 Offering:

         Common Stock                                      4,114,174 Shares (1)
         Class A Warrants                                     -0-  (2)
         Class B Warrants                                     -0-  (2)
------------

(1) Assumes the exercise in full of (i) the Class A and Class B Warrants; (ii) the Placement Agent Warrant (and the underlying Class A and Class B Warrants) and (iii) the warrants forming a part of the A Units issued in connection with the conversion of certain outstanding debt of the Company ("A Unit Warrants").

(2)  Assumes  the  exercise  of all  outstanding  Class A  Warrants  and Class B
Warrants.

Nasdaq OTC Bulletin Board Symbol

         Common Stock                       PALT


                                                   Risk Factors

         An investment in any of the securities being offered hereby is highly speculative and involves substantial risks including a qualified independent auditors report, financial losses and competition.
See "Risk Factors."


                                                  Use of Proceeds

         Assuming the exercise of all of the outstanding Class A Warrants and Class B Warrants, the exercise in full of the Placement Agent Warrant (including the exercise in full of the underlying Class A Warrants and Class B Warrants) and the outstanding A Unit Warrants, the Company will receive proceeds of $3,998,370, all of which will be used for general working capital purposes. See "Use of Proceeds."

                                    Summary Consolidated Financial Information

         The following summary of selected consolidated financial information concerning the Company have been derived from the financial statements (including the related notes thereto) of the Company included elsewhere in this Prospectus ("Financial Statements").


CONSOLIDATED  STATEMENT OF OPERATIONS DATA:

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


                                      Year Ended              Year Ended        Twenty-Six Weeks        Twenty-Six Weeks
                                   June 30, 1997           June 30, 1996                   Ended                   Ended
                                                                               December 27, 1997       December 28, 1996
                                                                                     (Unaudited)             (Unaudited)

Revenues                              21,051,818              16,847,597               9,744,636               9,019,756
Cost of Revenues                      19,553,853              15,980,771               8,909,313               8,263,432
Operating Expenses                     1,938,548               2,816,045                 902,741                 864,977
Other Income
(expense)                              (539,478)               (318,035)               (208,675)               (169,689)
Income Tax Benefit                       97,084                 489,049                       -                       -
Net (Loss)                             (882,977)             (1,778,205)               (276,093)               (278,342)
Net (Loss) per share                       (.77)                  (1.69)                   (.20)                   (.26)
Weighted average
number of Common Shares (1)           1,149,287               1,050,189               1,370,822               1,060,804



CONSOLIDATED BALANCE SHEET DATA:

                                            June 30, 1997              December  27, 1997


Working Capital (Deficit)                   (1,343,811)                ( 913,266)
Total Assets                                 5,783,427                  6,139,298
Long-term Debt                               1,137,976                  1,213,364
Total Liabilities                            5,515,554                  5,365,628
Accumulated Deficit                          2,558,345                  2,834,439
Stockholders' Equity                           267,873                    773,670




                                                         5

                                                   RISK FACTORS


         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. SUCH SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS, THE NOTES THERETO AND THE DOCUMENTS REFERENCED HEREIN.

         When used in this Prospectus, the words "may," "will," "expect", "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such factors are described under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company," "Business" and in the risk factors set forth below.

1.  Continuing Operating Losses; Accumulated Deficit

The Company had net losses of ($882,977), ($1,778,205) and ($276,093) for the fiscal years ended June 30, 1997 and 1996 and the twenty-six weeks ended December 27, 1997, respectively and at December 27, 1997 had an accumulated deficit of ($2,834,439). The Company's prospects must therefore be considered in light of the risks, expenses and difficulties frequently encountered in operating a business in a highly competitive industry. There can be no assurance that the Company will experience profitability in the future.

2. Capital Requirement; Working Capital Deficit; Limited Sources of Liquidity; Need for Additional Capital; Default on Long Term Debt

The Company requires substantial capital to pursue its expansion strategy involving the creation of new and comprehensive remediation products and services. To date, the Company has relied primarily upon net cash provided by financing activities to fund its capital requirements. Net cash provided by (used in) financing activities was $626,000, $1,488,000 and ($397,381) for the fiscal years ended June 30, 1997 and 1996 and the twenty-six weeks ended December 27, 1997, respectively. In November 1997, the Company completed a private placement ("Private Placement") of 1,000,000 Units, each Unit consisting of 2 (pre reverse split) shares of Common Stock, one Class A Warrant and one Class B Warrant. The Private Placement generated gross proceeds of $1,000,000 and specifically provided that the Class A and Class B Warrants (including those issuable upon exercise of the Placement agent Warrant) would be exempt from the 1 for 4 reverse split. Net cash provided (used in) by operating activities was $122,000, $1,118,000 and $204,551 for the fiscal years ended June 30, 1997 and
1996 and the twenty-six weeks ended December 27, 1997, respectively. The Company expects that operations before working capital charges will not generate significant cash flow until the Company has net income. These results will continue to impact the Company's capital position and cause continued reliance upon external sources of liquidity for at least the near future. There can be no assurance that the Company will generate sufficient cash in future periods to satisfy the Company's capital requirements.

At December 27, 1997, the Company had a working capital deficit of ($913,266). The Company maintains a $2,500,000 line of credit ("Line of Credit") with Nations Bank, secured by substantially all of the assets of the Company and guaranteed by one (1) major stockholder. Advances on the Line of Credit are based on 80% of eligible accounts receivable and 50% of eligible inventories. At December 27, 1997, the Company had no borrowing availability against its Line of Credit, short-term indebtedness of approximately $2,100,000 in the form of trade payables and accrued liabilities, $1,400,000 borrowed under the Line of Credit, and $1,300,000 of long-term liabilities.


In connection with its Line of Credit, the Company was current on its monetary obligations, but is in default in maintaining compliance with certain debt covenants. Nonetheless, the Company has entered into a new line of credit for approximately $3,750,000 in the aggregate with a national financial institution. The new line of credit is secured by the receivables, inventory and other assets of the Company and completely replaces the NationsBank financing.

 3. Economic Conditions

The Company's business may be adversely affected by periods of economic slowdown or recession or a decline in the manufacturing and retail sectors. The Company's business may also be adversely affected by an increase in lumber prices. Historically, lumber prices have been volatile.

4.  Long-Term Debt Covenant Non-Compliance; Going Concern Uncertainty

The Company currently is out of compliance with certain covenants of its long-term debt agreements. As of December 27, 1997 approximately $1,800,000 of the outstanding long-term debt (including the $1,400,000 borrowed under the Line of Credit) is callable and has therefore been classified as current.

      The report of the independent auditors on the Company's Financial Statements contains an explanatory paragraph concerning the Company's ability to continue as a going concern. In short, the independent auditors explain that the Company is in default of certain debt covenants which could result in the lender demanding payment under the Company's long-term debt agreements, thereby raising substantial doubt about its ability to continue as a going concern. The Company believes that, upon the successful completion of this Offering, it will have the cash resources to meet its current obligations.

      5.  Supply and Demand for Lumber

      Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Typically, lumber prices fall in oversupplied lumber markets, enabling small pallet manufacturers with limited capital resources to procure lumber and initiate production of low-cost pallets, depressing pallet prices overall and adversely affecting the Company's revenues and operating margins.
The majority of the lumber used in the pallet industry is hardwood, which is only grown in certain regions of the country and which is difficult to harvest in adverse weather, making its pricing volatile. The Company purchases approximately 25% of its lumber requirements from an affiliated company. There can be no assurance that the Company will be able to secure adequate lumber supplies in the future. Lumber supplies and costs are affected by many factors outside the Company's control, including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the U.S. and competition from other industries that use similar grades and types of lumber. For example, in October through December of 1996, the Company experienced higher lumber costs resulting from the impact of wet weather on the harvesting of hardwood timber in the southeast. To the extent the Company encounters adverse lumber prices or is unable to procure adequate supplies of lumber, its financial condition and results of operations could be materially adversely affected.

      6.  Reliance on Acquisitions

      One of the Company's growth strategies is to increase its revenues and the markets it serves through the acquisition of additional pallet manufacturing and recycling companies. There can be no assurance that the Company will be able to identify or acquire additional businesses or to integrate and manage such additional businesses successfully. Acquisitions may involve a number of risks, including: adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's financial condition or results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase and the number of attractive acquisition candidates may decrease and, in any event, there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein.


      7.   Acquisition Financing

      The Company intends to use its Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient valuation or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility, using debt could result in financial covenants that limit the Company's operations and financial flexibility, and using equity may result in significant dilution of the ownership interests of the then existing stockholders of the Company. There can be no assurance that the Company will be able to obtain financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company may be unable to pursue its acquisition strategy successfully. See "Management's Discussion and Analysis of Financial Resources -- Combined" and "Business -- Strategy."

      8.  Competition

      The markets for pallet manufacturing and recycling services are highly fragmented and competitive. Competition on pricing is often intense and the Company may face increasing competition from pallet leasing or other pallet systems providers, which are marketed as less expensive alternatives to new pallet purchasers. CHEP's pallet leasing system competes with new pallet sales to the grocery and wholesale distribution industries, and may expand into other industries in the future. In addition, pallet manufacturing and recycling operations are not highly capital intensive, and the barriers to entry in such businesses are minimal. Certain other smaller competitors may have lower overhead costs and consequently, may be able to manufacture or recycle pallets at lower costs than the Company. Other companies with significantly greater capital and other resources than the Company (including CHEP) may enter or expand their operations in the pallet manufacturing and recycling businesses in the future, changing the competitive dynamics of the industry. The Company has in the past and will continue to compete with lumber mills in the sale of new pallets. The lumber mills typically view pallet manufacturing as an opportunity to use the lower grade lumber that would otherwise represent waste that must be disposed by the mill. While the Company estimates, based on industry sources, that non-wooden pallets currently account for less than 10% of the pallet market, there can be no assurance that the Company will not face increasing competition from pallets fabricated from non-wooden components in the future.

      9.          Control by Management

      As of the date hereof, the directors and executive officers of the Company beneficially owned approximately 39.39% of the Company's outstanding Common Stock with John Lucy, Jr., director, beneficially owning 25.25% of the Company's outstanding Common Stock and John Lucy III, the Company's chairman, beneficially owning 5.27% of the Company's Common Stock. Accordingly, these shareholders may be able to substantially influence the outcome of shareholder votes as to matters on which they may be in agreement. If the performance options are earned then such persons would own approximately 30.33 % of the outstanding shares of the Company's Common Stock, assuming the exercise of all outstanding options and warrants.

      10.  Dependence on Key Customers

      The Company is dependent on certain customers for a material portion of its business. The loss of any of these customers, or the reduction of their business, could have a material adverse effect on the Company. The Company had sales to one (1) significant customer which represented approximately 44% and 27% of net sales for the years ended June 30, 1997 and June 30, 1996, respectively.

      11.  OTC Electronic Bulletin Board and Public Market

      The Common Stock is currently listed for quotation on the OTC Electronic Bulletin Board. The trading market for the Common Stock is sporadic, limited and highly volatile. The Company has agreed, to the extent that it qualifies, to use its best efforts to list its shares of Common Stock on the Nasdaq SmallCap Market, the American Stock Exchange or any other United States recognized exchange as soon as possible after the initial closing date of the Private Placement. In order for the Common Stock to become eligible for listing on the Nasdaq SmallCap Market, the Company must, among other things have (i) net tangible assets of at least $4,000,000, (ii) a market value of the public float of at least $5,000,000, (iii) a minimum bid price of $4.00, (iv) at least 300 stockholders, and (v) at least 1,000,000 publicly held shares. There can be no assurance that the Company will be able to meet the current or any future listing requirements for the Nasdaq Small Cap Market, or if such requirements are met, that they can be maintained. There can also be no assurance that any trading market will continue to exist for the Common Stock.

      12.  Regulatory Compliance

      As of the date hereof, the Company is current with its voluntary regulatory filings with under the Securities Exchange Act of 1934, as amended ("'34 Act"). The Company, however, has had a history of not filing some of those documents, such as its Forms 10-QSB and 10-KSB, on a timely basis. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30 1996, which was required to be filed on September 30, 1996, was not filed until February 27, 1997, while the Company's Form 10-QSB for the twenty-six (26) week period ending December 30, 1996, which was required to be filed by February 13, 1997, was filed with the SEC on April 2, 1997. The Company timely filed Form 10-QSB for the thirty-nine (39) week period ending March 29, 1997. Going forward, the Company intends to file timely all such documents, although no assurance can be given that it will be able to do so. In the event that the Company is unable to do so, an Investor may not have access to the Company's most recent financial information and, in the event that the Common Stock is Market Listed, the Company's Common Stock may be delisted from such exchange. Further, if the Company does not timely file its documents, Investors will not be able to sell their shares of Common Stock either under the Registration Statement or pursuant to Rule 144 under the Securities Act of 1933 ("Act") (which requires that there be "current information" available on the Company.)

      13.  Transactions With Affiliates; Default on Obligations

For fiscal year 1997, the Company's wholly-owned subsidiary, Abell Lumber Corporation ("Abell"), purchased approximately 25% of its lumber supply from Clary Lumber Corp. ("Clary") which is owned by the family of John C. Lucy, Jr., a director and principal shareholder of the Company. The Company is party to a Consulting, Non-competition and Confidentiality Agreement
                                                        10
with John C. Lucy, Jr. under which the Company has agreed to pay Mr. Lucy a consultant fee of $2,000 per week. By mutual agreement, however, the Company has no obligation to Mr. Lucy through June 30, 1997. The Board of Directors of the Company and Mr. Lucy are currently considering alternatives to this agreement by which the Company may, in lieu of cash, satisfy its remaining obligation to Mr. Lucy by issuing equity in the Company or by issuing options to acquire equity in the Company.

      14.  Possible Volatility of Stock Price

      The market price of common stock has been and may continue to be volatile. During an average week, not more than approximately 100,000 shares of Common Stock trade and the market price of the Common Stock could therefore be affected substantially by any significant buy or sell order.

      15.  Probable Need for Additional Financing

      The Company may require additional financing in the near future. No assurances can be given that such financing will be available to the Company on acceptable terms, if at all.

      16.  Dependence Upon Key Personnel

      The Company's success depends, in part, upon a number of key managerial personnel and employees, including John C. Lucy, III, and Zachary Richardson, the loss of either of whom could adversely affect the Company. The Company believes that its future success depends in part on its ability to continue to attract and retain highly skilled employees. The Company has entered into employment agreements with Mr. Lucy and Mr. Richardson, expiring June 30, 2000. The Company maintains $1,000,000 life insurance policies on the lives of each of Mr. Lucy and Mr. Richardson. There can be no assurance that the Company will be able to attract and retain the personnel necessary for the development of its business.

      17.  Penny Stock Regulation

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ System). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information regarding penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for the Common Stock underlying the Warrants and Offerees in this Private Placement may find it more difficult to sell their shares.

      18.  Dividends on Common Stock Not Likely

      No dividends have been declared or paid by the Company on its Common Stock since the inception of the Company, and the Company does not presently intend to declare or pay cash dividends on its Common Stock in the foreseeable future. Any earnings that may be generated, of which no assurance can be given, are intended to be used in the foreseeable future to finance the growth of the Company.

      19. Possible Anti-Takeover Effect of Significant Number of Authorized but Unissued Preferred Stock.

      The Company is authorized to issue 7.5 million shares of its preferred stock, none of which are currently issued and outstanding. The Board of Directors has total discretion in the issuance and the determination of the rights and privileges of any shares of preferred stock which may be issued in the future, which rights and privileges may be detrimental to the holders of the Common Stock and Warrants of the Company. The Board of Directors could issue shares of preferred stock with such rights and preferences that could discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly.

      20. Broad Indemnification by the Company of Officers and Directors.

      The Company's Amended and Restated By Laws provide that the Company shall have the power to and shall indemnify any person who was or is a party to any proceeding from any liability or expenses incurred by reason of the fact that such person is or was an employee or agent of the Corporation, to the full extent allowed under the laws of the State of Florida.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Act") may be sought by directors, officers and controlling persons of the Company pursuant to such indemnity (or otherwise), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                  USE OF PROCEEDS

The Company will not receive any proceeds upon the sale of any of the 401,685 shares of Common Stock offered by the Selling Stockholders but may receive proceeds of up to $3,998,370, assuming the exercise in full of the outstanding Class A Warrants and Class B Warrants, the Placement Agent Warrant (including the Class A and Class B Warrants underlying the Placement Agent Warrant) and the A Unit Warrants. All of such proceeds, if actually received by the Company, will be utilized for working capital purposes.

                                                  CAPITALIZATION

         The following table sets forth as of December 27, 1997 the Company's capitalization on a historical basis and as adjusted to give effect to this Offering and its net proceeds. The information below should be read in conjunction with the Financial Statements contained in this Prospectus, which should be read in their entirety.



                                                       Actual            As Adjusted (1)

Long Term Debt                                        $1,284,252                 $1,284,252

Short Term Debt                                        2,187,680                  2,187,680

Stockholders' Equity
 Preferred Stock, 7,500,000 shares
authorized, none outstanding
 Common Stock, $.001 par value,
100,000,000 shares authorized, 1,712,489
shares issued and outstanding (actual);                    1,712                      4,114
4,114,174 shares issued and outstanding
(as adjusted.)

Additional Paid in Capital                             3,606,397                 (7,602,365)

Accumulated Deficit
   Total Stockholders' Equity                         (2,834,439)                (2,834,439)
                                                         773,670                  4,772,040
Total Capitalization:
 Debt and Stockholders Equity                        $ 4,245,602                $ 8,243,972
                                                     ===========                ============






      (1) Adjusted to reflect the exercise in full of (i) 1,000,000 outstanding Class A Warrants, (ii) 1,000,000 outstanding Class B Warrants, (iii) the Placement Agent Warrant (including the underlying Class A and Class B Warrants) and (iv) the A Unit Warrants.

                                                  DIVIDEND POLICY

         The Company has never paid and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all working capital and earnings, if any, for use in the Company's business operations and in the expansion of its business.
See "Description of Securities-Common Stock."

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the Financial Statements appearing elsewhere in this Report.

      Fiscal  Year Ended June 30,  1997  Compared  to Fiscal Year Ended June 30,
1996:

         For the year ended June 30, 1997 net sales increased 25% to $21,052,000 from $16,848,000 for the prior year. This increase was due to an increase in new pallet sales, which accounted for 68% of net revenues, as opposed to 59% of net revenues the previous year. The increase in new pallet sales resulted from a significant increase from one major customer, which accounted for approximately 44% of 1997 net sales.

         Cost of sales for 1997 was $19,554,000 (93% of net sales) as compared to $15,981,000 (95% of net sales) for 1996. This percentage decrease is attributable to efficiencies gained in new pallet production, a result of larger "production runs" and cost containment. During 1997, the Company experienced rising cost of lumber which resulted in increased product cost that could not be entirely passed onto the customer.

         Selling, general and administrative expenses were $1,939,000 (9% of net sales) in 1997 as compared to $2,816,000 (17% of net sales) in 1996. This decrease is due to cost savings realized through consolidation of both operational and administrative functions.

         Interest expense decreased to $365,000 in 1997 from $401,000 in 1996. This decrease is due to improved cash flow from new pallet operations, remediation in Florida, the conversion of $607,000 of debt to equity and a tax refund of $518,000.

         The net loss for 1997 was $883,000 compared to $1,778,000 for 1996. This reduction in loss was due to increased sales volume, improved operational efficiencies and cost containment strategies implemented by management.

         In 1997, the Company wrote-off $100,000 of costs associated with an attempted debt restructuring and private placement; debt conversion expense was recorded in the amount of $72,000 and $102,000 gain on the sale of real estate to a related party was treated as additional paid in capital. Hence, the Company's net loss exclusive of these items was $609,000.

      Liquidity and Capital Resources:

         The Company's financing needs depend primarily upon sales volume and controllable variable expenses. During 1997, the Company financed its working capital needs through new borrowings.

         The Company had cash on hand of $237,000 at the end of 1997, versus $17,000 at the beginning of the fiscal year. This cash increase is attributable to the receipt of an income tax refund of $518,000, decreases in inventory by $118,000, prepaid expenses by $46,000, other assets by $10,000, an increase in accounts payable by $191,000, proceeds from sale of property, plant and equipment of $206,000 and $524,000 net proceeds from lenders. These cash increases were offset by an increase in accounts receivable by $573,000 and decreases in accrued liabilities by $31,000, deferred taxes by $97,000 and purchase of property, plant and equipment by $387,000.

         The Company completed a new financing agreement with NationsBank on September 30, 1995 which increased the line of credit available to the Company to $2.5 million, from the former $1.2 million line, at an interest rate of prime plus 2% and is secured by priority lien upon substantially all the assets of Abell and is guaranteed by the majority stockholder. Advances are based on 80% of eligible accounts receivable and 50% of inventory. The line of credit has a three-year term with provisions for annual renewals thereafter. In addition, the Company obtained a $500,000 ten year term loan from NationsBank for the Petersburg, Virginia facility at prime plus 2%. The proceeds of this loan were used to repay short-term indebtedness. The Company is current with this loan as the loan is to be repaid in equal monthly installments of principal plus interest. At June 30, 1997, the Company is in violation of certain debt covenants on the line of credit and term loan. Consequently, NationsBank debt is classified as current debt on the Company's financial statements. The Company is in the process of seeking a replacement lending institution.

         The Company believes that it will have sufficient capital and borrowing power to sustain operations as it seeks new financing due to significant cost cutting measures and increased sales volumes through June 30, 1998.

         During 1997, unprofitable operations were closed in Douglas, Georgia and Hartford, Connecticut. Operations in Baltimore, Maryland have been turned over to an affiliated company. As a result of these actions, the Company eliminated a layer of management infrastructure and changed focus to operational efficiency measures. In addition, the Company's Chairman and CEO and its' President have each reduced their salaries to $52,000 annually and assumed the operational responsibilities of the COO who resigned at the beginning of 1997 to pursue other non-pallet interests.

         Automation has been installed at the Lakeland, Florida facility, which has resulted in reduced labor costs and increased sales capacity. The Orlando, Florida facility increased sales capacity by building a 15,000 sq. ft. repair and storage building for a major customer while attempting to develop the used pallet market.

         On June 12, 1997, the Company notified Grant Thornton LLP, that it was changing auditors. The change in auditors was approved by the Company's Board of Directors. The reason for the change of auditors at this time is that the Company desired to reduce its auditing costs in order to conserve cash. The change is part of a general cost reduction program begun by the Company. There were no disagreements on any manner of accounting principles or practices of financial statement disclosure or audit scope or procedure. None of the events listed in paragraphs (A) through (D) of Item 304 (a) (1) (v) have occurred. The new auditors engaged by the Company are Kaufman, Rossin & Co. There were no disagreements on any manner of accounting principles or practices of financial statement disclosure during the most recent financial statements included herein.


Thirteen Weeks Ended December 27, 1997 compared to Thirteen Weeks Ended December 28, 1996

    For the thirteen week period ended December 27, 1997 net sales decreased to $5,168,237 from $5,289,065 for the comparable 1996 period. This decrease was due to the loss of several unprofitable or marginal customer accounts for which the Company out-sourced manufacturing.

     During the thirteen week period ended December 27, 1997 new pallet sales decreased 15% to $3,111,000 from $3,684,000 and pallet recycling (pallet remediation, depot and repair services and sales of used pallets) increased by 15% to $1,844,000 from the $1,605,000 recorded for the same thirteen week period ended December 28, 1996. The gross margin for the thirteen week period was 9% as compared to 10.1% achieved for the same thirteen week period a year prior. This decrease in gross margin was due to an increase in lumber prices not immediately passed on to customers. The Company experienced a $16,000 (4%) increase in Selling, General and Administrative Expenses for the thirteen week period ended December 27, 1997 when compared to the comparable period ended December 28, 1996. This increase is a result of additional management hired to handle expanding pallet recyling operations. Other income decreased to $0 from $6,000 as a result of the sale of rental real estate. This sale was shown as additional paid-in capital for fiscal year 1997. The Company experienced a $34,000 (43%) increase in interest expense for the thirteen week period ended December 27,

1997. This increase is a result of additional borrowing and interest points amounting to $25,000 paid to NationsBank for default of certain debt covenants. A net loss of $100,000 or ($.07) per share was realized during the thirteen week period ended December 27, 1997 compared to a gain of $22,000 or $.02 per share recorded for the same period last year. The Company did not record any tax effect on the loss.

During this thirteen week period, the Company completed a $1,000,000 private placement from which the proceeds will be used to purchase equipment designed to improve manufacturing and recycling efficiency and expand the remediation program with an improved computer systems, and working capital. The Company also received a Commitment Letter from a major financial institution to replace the Company's financing debt with NationsBank. It is anticipated that this will close before the end of February.

The Company's board of directors approved a one for four reverse stock split which was ratified by the shareholders on January 29, 1998. The split is expected to take effect February 16, 1998.

Twenty-six Weeks Ended December 27, 1997 compared to Twenty-six Weeks Ended
 December 28, 1996

         For the twenty-six week period ended December 27, 1997 net sales increased 8% to $9,745,000 from $9,020,000 for the comparable 1996 period.

During the twenty-six week period ended December 27, 1997 new pallet sales increased 2% to $6,083,000 from $5,971,000, pallet recycling (pallet remediation, depot and repair services and sales of used pallets) increased by 13% to $3,436,000 from the $3,048,000 recorded for the same twenty-six week period ended December 28, 1996. The gross margin for the twenty-six week period was 8.6% as compared to 8.4% achieved for the same twenty-six week period a year prior. This increase in gross margin was due to an increase in manufacturing efficiencies and termination of unprofitable customers. The Company experienced a $38,000 (4%) increase in Selling, General and Administrative expenses for the twenty-six week period ended December 27, 1997 when compared to December 28, 1996. This increase is a result of additional management hired to handle expanding pallet recycling operations. Other income decreased to $0 from $10,000 as a result of the sale of rental real estate. This sale was shown as additional paid in capital for fiscal year 1997. The Company experienced a $29,000 (16%) increase in interest expense for the twenty six week period ended December 27, 1997. This increase is a result of additional borrowing and interest points amounting to $25,000 paid to NationsBank for default of certain debt covenants. A net loss of $276,000 or ($.20) per share was realized during the twenty-six week period ended December 27, 1997 compared to a loss of $278,000 or ($.26) per share recorded for the same period last year. The Company did not record any tax effect on the loss.

Liquidity and Capital Resources

The Company had $529,000 in cash on hand at the end of the twenty-six week period ending December 27, 1997 versus $237,000 at the beginning of fiscal year 1997. This increase in cash is attributable to increases in accounts payable and accrued expenses by $235,000, decreases in accounts recievable by $443,000 and prepaid expenses by $3,000 and capital contributed by $782,000. These cash increases were offset by cash decreases due to increases in inventories by $359,000 and other assets by $39,000 and net repayments to lenders of $385,000. The Company completed a $1,000,000 private placement during this period.


      The Company is in default of certain debt covenants as a result of which certain long-term debt has been reclassified as current. The Company's financial statements for the years ended June 30, 1997 and June 30, 1996 have been prepared assuming that the Company will continue as a going concern. The Company is taking various steps to remedy such situation including a cost reduction program and entering into new financing arrangements whereby the foregoing debt will be repaid in full.

       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is quoted on the Nasdaq OTC Electronic Bulletin Board under the symbol "PALT." The following provides each quarterly high and low bid quotations reported for the Company's Common Stock during the twenty six weeks ended December 31, 1997 and the two fiscal years ended June 30, 1997 and 1996:

                  Bid Prices

         Period                                  High         Low

      Fiscal Year 1998

      First Qtr.  (9/97)                         1 3/16         1/4

      Second Qtr.  (12/97)                       2              9/16

      Fiscal Year 1997

      First Qtr. (9/96)                          3               1/2

      Second Qtr. (12/96)                      1 1/16            1/4

      Third Qtr. (3/97)                          3/4             1/2

      Fourth Qtr. (6/97)                       13/16            7/16



      Fiscal Year 1996

      First Qtr. (9/95)                        10 3/4           10 1/2

      Second Qtr. (12/95)                      10 1/2              8

      Third Qtr. (3/96)                         8                  7

      Fourth Qtr. (6/96)                       7 1/4             5/8



         The quotations in the foregoing table represent prices between dealers and do not include retail markup, markdown, or commissions paid and may not represent actual transactions. Such quotations are not necessarily representative of actual transactions or of the value of the Company's securities.



         As of January 9, 1998, there were approximately 102 holders of record of the Company's Common Stock. The Company has not declared or paid any dividend on its Common Stock in the last two fiscal years.

                                                     BUSINESS

      Introduction

         Pallet Management Systems, Inc. ("Company") is engaged in the manufacture, sale, repair and retrieval of wooden, plastic and metal pallets as well as other product packaging required for the shipment of goods. The Company was formed by the combination of several companies and has operations in Florida and Virginia.

         A pallet is a portable platform for the storing or moving of cargo or freight. Most commonly made of wood, its standard size is approximately a four feet square and is designed to be transported by a forklift. The pallet, a little known entity to the consumer, is a key factor to retail and industrial distribution. Without pallets, shipping by air, land and sea would be severely hampered. The pallet industry in the United States has grown to more than a $6 billion ($6,000,000,000) industry and plays a vital roll in transportation today. Many small, localized and/or specialized companies that usually have an operational radius of less than 100 miles, none of which individually has any appreciable market impact, characterize the industry.

         The Company focuses on total solutions for its customers' pallet requirements through comprehensive products and services including manufacturing and distributing new and recycled pallets and pallet remediation. (Pallet remediation is the systematic collection, repair, return and reuse of pallets and other types of packaging.) Due to rising costs and increasing competition, the Industry's gross profit for new pallets has decreased over the years. Consequently, the Company is shifting its focus to remediation services.


       History of the Company

         The Company was incorporated in the State of Florida on June 10, 1982, under the name Air Bags, Inc. From inception through October 7, 1994, when the Company merged with Pallet Recycling Technologies, Inc. (PRTI), the Company was in a development stage, expending funds investigating business opportunities. The Company changed its name to Pallet Management Systems, Inc. in November 1994.

         On June 29, 1995, pursuant to a Merger Agreement and Plan of Reorganization among Abell Lumber Corporation, a Virginia corporation (Abell) and the Company, (i) the shareholders of Abell acquired 67.33% of the outstanding shares of the Company's Common Stock and (ii) Abell became a wholly owned subsidiary of the Company.


       The Pallet Industry

         The pallet industry is considered part of the overall transportation packaging industry and is critical to global commerce. This industry is extremely fragmented, substantially free from government regulation and has no market dominator. Considered a "staple" industry, pallets are an integral part of retail and industrial distribution. Nearly every item manufactured or processed is shipped and/or stored on pallets.

         According to the National Wooden Pallet and Container Association (NWPCA), in 1995, there were approximately 411 million new wood pallets produced in the United States with hundreds of millions sold on a used or recycled basis. New pallet sales are in excess of $4 billion annually. Sales of recycled pallets have increased substantially over the past few years as this segment of the pallet industry continues to develop.

         Due to the high cost of plastics and other materials, wood is the preferred and more environmentally conscious material for pallets. However, some customers require plastic pallets for closed loop supply systems where pallet sanitation is critical and accountability can be controlled. According to a NWPCA survey, 99% of all pallet users reported using wood pallets. Of the 99% respondents, only 2.5% of those surveyed reported using a material other than wood.

      PRIMARY INDUSTRY USERS OF PALLETS:

      1) food and beverage     3) steel and metal       5) chemical and fluid
      2) paper and fiber       4) automotive            6) printing


         The industry is highly fragmented with over 3,000 pallet companies scattered across the United States. Most of these companies attempt to specialize in only one segment of the industry: new pallet production, recycled pallet sales or pallet rental. Pallet companies, except for those involved in pallet rental, are generally small independent businesses that operate within a limited radius from their facilities. The fragmentation of the industry has become frustrating to pallet users. As their demand for service increases, they become burdened by attempting to integrate independent companies to service their logistical needs.

         Customers are quickly recognizing the significant benefits of returnable packaging and are searching for an integrated system that can effectively manage and service these needs. One response to this demand for service has been the development of pallet rental pools. However, this response will only solve a small piece of the packaging industry dilemma.

      Products and Services

         The Company fulfills customer demands through a variety of products and services.

      Products

      New Wood Pallets

         The Company manufactures, sells, and distributes new pallets in large quantities. New wood pallets are manufactured at the Company's Lawrenceville, Virginia plant, with a capacity of 10,000 units per day. Due to rising costs and increased competition, the Company's gross profit per pallet has decreased over time.

      Other Transport Packaging

         The Company functions as a wholesale distributor of various returnable transport packaging. These items include plastic and metal pallets; plastic, collapsible bulk boxes; wood, plastic, and metal slave pallets; wooden boxes and crates. Profits vary by item as these products are purchased in the market. Due to lack of demand, sales of pallets made from materials other than wood are minimal.

      Recycled Wood Pallets

         Recycled pallets generally come from companies that are "end users". These end users accumulate thousands of unwanted pallets, which the Company retrieves, sorts, processes and are sold as recycled pallets, disassembled for repair components or mulched.

      Services

      Third Party Pallet Management

         The Company offers on-site pallet repair and sorting systems that provide professional management and significant savings to large volume customers. These operations can produce substantial savings for customers by reducing their costs through better utilization of their pallet resources.

      Pallet Retrieval

         Provides customers with a system for lowering pallet cost-per-trip by creating a closed-loop return system between the manufacturer, their customers, and their vendors. The Company currently manages several retrieval programs on a regional basis. Pallet retrieval is the primary focus of the Company's expansion program.

      Pallet Warehousing

         At select locations, the Company sorts and stores pallets for customers indoors to provide higher quality recycled pallets. Margins are low; however, this service adds value and provides a competitive advantage. Management anticipates that pallet warehousing will be in higher demand in the future as pallet users increase demand for moisture controlled pallets.


       Suppliers

         There is adequate supply of the Company's raw material components. The primary raw materials are hardwood, softwood, used lumber, used pallets and nails. The Company has several principal suppliers, which are rotated depending on availability. The Company currently buys approximately 25% of its lumber from Clary Lumber Co., Inc.,("Clary") at or below market price. Clary is owned by John C. Lucy, Jr., a majority shareholder and director of the Company.

         End users are the principal suppliers of used pallets. Depending on the season and other circumstances, used pallet supplies vary in cycles from region to region.

       Operations

         Operations are grouped into the Mid Atlantic and South Eastern regions, which consist of geographical areas encompassing several states. These regions manage local operations and include manufacturing, inventory, transportation, manpower, customer pallet usage, handling systems, program costs, pricing structure and payroll. Accounting functions are centralized in Lawrenceville, VA. All functions are reviewed and monitored at the corporate office in Boca Raton, Florida.

         The Company services customers with two different types of operational facilities: Repair Depots and Manufacturing Plant.

      Repair Depots

         The Company has regional Repair Depots in Virginia and Florida. These facilities are a minimum of 40,000 sq. ft. of covered work space with indoor storage and up to 8 acres of outside storage. The Repair Depot is designed to sort, repair and store pallets. It is automated, employs approximately 75 people and is located in markets where existing customers have major distribution centers and pallet retrieval systems. The Repair Depot in Florida has several satellite operations that provide pallet repair and pallet storage.

      Manufacturing Plant


         The Company currently has one manufacturing plant located in Virginia. This facility is capital intensive with "state of the art" automation for new pallet construction. The plant has approximately 125 employees and maintains a transportation fleet for product delivery and repair service.


       Marketing and Distribution

         The Company has a customer base of over 350 customers, many of which are Fortune 500 companies, including Allied Signal, Chep USA, Coca-Cola, DuPont, Food Lion, Metal Container, , Walt Disney World, Winn-Dixie and various governmental agencies.

         The marketing plan of the Company focuses on service, and the related cost savings for our customers. Service, no longer means just delivering pallets on time, it also means helping customers manage their packaging needs. One value-added aspect of this service is the Company's ability to process rental, non-rental and odd sized pallets. Normally a pallet inventory of varying sizes is a logistical problem for the customer.

       Seasonality

         Sales remain relatively constant with minor fluctuations around major holidays and during the summer months.

       Competition

         Competition consists mainly of small, single-location pallet companies with limited resources; however, there are several large pallet manufacturing/distribution plants. During 1997, two larger manufacturing companies and a recycling company merged to form a public company.

       Employees

         The Company has approximately 240 employees including: production workers, drivers, facility management, sales, customer service, administrative support and executive personnel.

       Government Regulations

         There are no government regulations applicable to the manufacture and recycling of wooden pallets.


      Properties


Lakeland, FL, Repair Depot: 2420 New Tampa Hwy. This facility was opened in April 1996 at a 63,000 sq. ft. facility on five acres with a five-year lease terminating in March 2001. It employs seventy-five people and can process all types of pallets on the automated line. This facility supports two satellite operations located in Citra and Orlando, Florida. These satellite operations contain a 5,000 sq. ft. building on five acres leased for five years and a 15,000 sq. ft. building on three acres leased for eight years. These leases expire July, 2000, and August, 2004, respectively.

Lawrenceville, VA, Manufacturing Plant: 10324 Liberty Road. Substantially all new pallet manufacturing is performed at this company owned facility on automated equipment. In addition, pallet recycling and repair services occur at this location which has 60,000 sq. ft. of manufacturing buildings located on 70 acres, a 3,000 sq. ft. office building and employs over 125 people.


Petersburg, VA, Repair Depot: 1925 Puddledock Road. This facility has the capacity to process, repair, and store all types of pallets. It contains a 40,000 sq. ft. warehouse on eight acres of Company-owned property. At June 30, 1997, this property is subject to a $417,000, 2% above prime mortgage that matures in October 2005. There are approximately forty people employed at this facility which contains "state of the art" automated equipment.


      Corporate Offices are located at One South Ocean Boulevard, Suite 305, Boca Raton, Florida.

The Company leases 1,009 sq. ft. of office space which expires in May 2000.


      Legal Proceedings.

         There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

                                                    MANAGEMENT

      Directors and Officers

      The following table sets forth certain information with respect to each of the Company's directors and executive officers.

         NAME                                        AGE          POSITION

      John C. Lucy, III                               39   Chairman of the Board
                                                           Of Directors and CEO

      Zachary M. Richardson                           43  President, Secretary,
                                                          Treasurer and Director

      John C. Lucy, Jr.                              63    Director

      Donald Radcliffe                               52    Director

         Each director will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Each officer will serve until the first meeting of the Board of Directors following the next annual meeting of the shareholders and until his or her successor is duly elected and qualifies.

         John C. Lucy, III joined Abell on a full-time basis in 1980 after graduating from Virginia Tech with a B.S. in business. Since June 29, 1995, Mr. Lucy has served as Chairman and CEO of the Company. Five years prior, Mr. Lucy was the president of Abell Industries. He has extensive experience in pallet and lumber manufacturing and has spent many years with Abell focusing on sales and marketing to large, national customers. In addition to being President of Abell, an officer and director of the Company, he is President of Clary, a hardwood lumber sawmill located in Gaston, North Carolina, and is Vice-President of Blacksburg Enterprises, Inc., which operates Baskin-Robbins and Sub-Station II franchises in Blacksburg, Virginia. Mr. Lucy has completed a two year term as Chair of the National Wooden Pallet and Container Association (NWPCA) Military Packing Task Force and three years as Chair of its Research Steering Committee.

      Zachary M. Richardson during the past ten years has been president of the Company or one of its predecessor companies. He founded Skeezix Communications, Inc., a professional consulting firm, in 1988 and PMSI of America, a pallet company, in January 1992. Mr. Richardson became President and a Director of the Company on October 7, 1994 when the Company merged with PRTI. Mr. Richardson has been involved with management and sales for over 20 years. After graduating from Franklin and Marshall College in 1977, he was commissioned in the United States Navy and designated a Naval Aviator. He maintained his reserve status in the Navy and retired from the reserves in 1997. Mr. Richardson is an active member of the NWPCA and serves on the Recyclers Council Executive Committee.

John C. Lucy, Jr. founded Abell in 1966 after having worked in a family lumber and pallet manufacturing business for approximately ten years. In 1969, he acquired Clary to supply lumber to
                                                        26

Abell, and remains the chairman of Clary. In 1976, he acquired Shelbyville Enterprises that operated a motel/restaurant in Shelbyville, Tennessee (sold in 1996). In 1980 he formed Blacksburg Enterprises to operate food service operations in Blacksburg, Virginia. He attended Richmond Polytechnic Institute for two years prior to serving two years in the military.

      Donald Radcliffe has been a director of the Company since April 25, 1985. Since June 1984, Mr. Radcliffe has served as the Chief Operating Officer, Executive Vice President and Director of World Wide Business Centers, a company which provides businesses with office space and facilities. From June 1970 through June 1984, Mr. Radcliffe was a partner in the accounting firm of Main Hurdman. In addition, Mr. Radcliffe has served as President and Director of Radcliffe Enterprises, Inc., a financial consulting company, since May 1982. Mr. Radcliffe received his Bachelor of Science degree with honors from Lehigh University in 1967, and a Masters in Business Administration degree, with distinction, from the Amos Tuck School, Dartmouth College. Mr. Radcliffe is also a certified public accountant in the State of New York. Mr. Radcliffe intends to devote less than 5% of his time to the affairs of the Company.



      Executive Compensation.

         The following table sets forth the cash and cash equivalents paid during the fiscal years ended June 30, 1995, 1996 and 1997 to all individuals serving as the Company's executive officers during the last fiscal year.



                                         SUMMARY COMPENSATION TABLE


           Name and            Year sition               Annual Compensation                                        long-term
   Principal Position                                                                                               Compensation
                                                                                                                   Awards Payouts
         sition
                                                 Salary            Bonus          Other         Restricted        Options/
                                                ($) (3)          ($)            ($)             Stock               SALTIP      All
                                                                                                Awards                        OTHER

                                        ------------------ ---------------
      John C. Lucy, III,        1997                56,883
                                1996
                                1995                86,800          64,000
      Chairman (1) (4)                             114,758
      Zachary M.                1997                57,480
Richardson,                     1996               100,117
President, Director (2) (4)     1995                81,453




(1) Mr. Lucy's compensation was paid to him by Abell, which became a subsidiary of the Company on June 29, 1995. He was elected Chairman and CEO of the Company on June 29, 1995.

(2) The compensation paid to Mr. Richardson was paid by PRTI and its predecessors prior to the Company's merger with PRTI on October 7, 1994.

(3) Includes medical insurance reimbursements.

(4) Messrs. Lucy and Richardson reduced their annualized salaries from $95,000 to $52,000 in June 1996.

         The Company has a Compensation Committee that determines the basis for the value of an officer or a contracted service to the Company. Compensation paid by other like size companies for comparable services is used as a benchmark. However, other factors specific to each determination have an impact on the executive's compensation. The Company has an audit committee, which will select the independent certified public accountants who audit the Financial
Statements at year-end and review the internal controls of the Company. The findings of the independent certified public accountants will be communicated in a formal report to the audit committee.



         The Company has entered into similar five-year employment agreements expiring on June 30, 2000 with John C. Lucy, III, and Zachary M. Richardson. These agreements provide for an annual base salary of $95,000. In addition, the agreements are anticipated to provide certain allowances and entitlements. These entitlements include, but will not be limited to, an automobile, accident and health insurance, disability insurance, and contributions to retirement plans. Messrs. Lucy and Richardson have elected to temporarily reduce their salary to an annualized $52,000 for the unforeseeable future.


         The Company has key man life insurance on John C. Lucy, III, and Zachary M. Richardson. The Company has no key man insurance on the life of any other officer or director.

         The Company has entered into a consulting agreement with John C. Lucy, Jr. to provide consulting services to the Company. This agreement provides for a consultant fee of $104,000 per year, an automobile allowance and reimbursement of reasonable out-of-pocket expenses incurred in connection with any activities under this agreement. In February 1996, the agreement and services were temporarily suspended through June 30, 1997 by mutual consent; accordingly, no payments were made during that time. Management is currently reviewing this agreement.

         No compensation is paid to any director for his or her services. However, the Company may authorize travel expenses for attendance at each meeting of the Board. Under the Company's Articles of Incorporation and By-Laws, the Directors may set their own compensation for service as officers.

         The Company has adopted a combined stock option and appreciation rights plan to attract and to induce officers, directors and key employees of the Company to remain with the Company. The plan will provide for options which will qualify as incentive stock options under Section 422(a) of the Internal Revenue Code of 1986, as amended, as well as for options which do not so qualify. No more than fifteen percent (15%) of the Common Stock outstanding will be reserved for issuance upon exercise of options to be granted from time-to-time. On July 1, 1997, the Company granted 235,513 ten year stock options with an exercise price of $2.00 per share. These options vest over a four-year period and expire in ten years or thirteen weeks after separation of service, whichever occurs earlier. 549,400 of the options granted were granted to Mr. Lucy, III and Mr. Richardson. Of such options, 187,094 are non-qualified stock options granted to key executives and the remaining 48,419 options were granted to other key personnel.

                                                CERTAIN TRANSACTIONS


           Clary, which is owned by the family of John C. Lucy, Jr., a Director and principal shareholder of the Company, sold lumber to Abell in the amounts of $2,895,000 and $2,178,000 which is 25% and 32% of Abell's lumber purchases for the years ended June 30, 1997 and 1996 respectively. Abell sold approximately $10,000 and $159,000 of lumber to Clary in the years ended June 30, 1997 and 1996 respectively. The Company believes that these transactions were made at or below market prices in the ordinary course of business. Clary has loaned the Company money to acquire property and provide additional working capital during 1997. As of June 30, 1997, Clary converted $437,000 of trade debt into a 2 year 12% note. The Company has paid $57,000 in salary reimbursement to Clary for compensation to John C. Lucy III who performs services for both Clary and the Company. In August 1996, Abell sold to Clary real estate at the market price of $200,000 to increase working capital of the Company. Book value of the real estate was approximately $98,000 net of depreciation at the date of the sale. The $102,000 gain was recorded as additional paid-in capital.

           The majority shareholder has personally guaranteed to NationsBank both the $2.5M Line of Credit and the $500,000 mortgage note on the Petersburg, VA building.

           On September 27, 1996 the Board of Directors approved a 2 for 1 stock split to shareholders of record dated October 3, 1996, payable as of November 15, 1996. Prior to the declaration of the split, certain inside shareholders who held in excess of 65% of the outstanding shares waived their rights to receive additional shares from this stock split.

           The Company's Board of Directors approved on December 3, 1996, a dollar for dollar exchange of outstanding notes into newly formed "A Units". Each A Unit consists of one share of the Company's common stock, and one two-year warrant (subsequently extended by the Board of Directors until 2001) to purchase one (pre-reverse split) share of the Company's common stock at an exercise price of $1.25 ("A Unit Warrants"). At the time of the offer, the Company had notes valued at $682,000 and a commitment from the majority shareholder to invest an additional $300,000 into the Company prior to the end of the calendar year. From the $982,000 eligible for this exchange offer, $607,000 was converted into 607,000 A Units. $577,000 of the debt converted was held by Company board members.

                                                  PRINCIPAL STOCKHOLDERS

      The table below sets forth information with respect to the beneficial ownership of the Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The Company does not believe that any shareholders act as a "group," as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.The Company had 1,712,489 shares of Common Stock issued and outstanding
as of December 31, 1997.



                                                                   Amount and             (Before                 (After
           Name and Address                                Nature of Beneficial           Offering)          Offering) Percent
       Of Beneficial Owner (1)                                  Ownership                  Percent           of Class (2)
                                                                                           Of Class


      John C. Lucy, III (3 & 5)                                    129,565                  7.49%                  3.15%
      Zachary Richardson(3 & 6)                                    132,827                  7.66%                  3.23%
      John C. Lucy, Jr.  (4 &7)                                    620,797                 32.80%                 15.09%
      Donald Radcliffe (4 & 8)                                      14,900                   *                      *
                                                              -----------------------      -------------------   ----------
      All officers and Directors as a group (1-8)                  898,089                 46.39%                 21.83%



      * Less than 1%


         (1) The address of all beneficial owners in this table is Suite 305, One South Ocean Boulevard, Boca Raton, Florida 33432.

         (2) Assumes the exercise in full of (i) the Class A and Class B Warrants; (ii) the Placement Agent Warrant and all of the Class A and Class B Warrants included therein; and (iii) the A Unit Warrants.

         (3)      An officer and director.

         (4)      Director only.

         (5) Includes 90,097 shares owned directly ; 23,000 shares held in custody for children; 2,718 five year warrants with $2.00 exercise price, expiring in December 2001 and 13,750 ten year stock options granted on July, 1, 1997 with $2.00 exercise price expiring July 2007.

         (6) Includes 28,749 shares owned directly; 79,078 shares owned by Sequoia Capital Inc. and 2,500 shares owned by Skeezix, Inc., companies beneficially owned by Mr. Richardson. Also includes 8,750 five year warrants with $2.00 exercise price, expiring in December 2001 and 13,750 ten year stock options granted on July, 1, 1997 with $2.00 exercise price expiring July 2007.

         (7) Includes 390,690 shares owned; 50,000 shares owned by Clary; 75,000 and 50,000 five year warrants with $2.00 exercise price, owned by Mr. Lucy and Clary respectively, expiring in December 2001 and 55,106 ten year stock options granted on July, 1, 1997 with $2.00 exercise price expiring July 2007.

         (8) Includes 10,400 shares owned; 3,750 five year warrants with $2.00 exercise price, expiring in December 2001 and 750 ten year stock options granted on July, 1, 1997 with $2.00 exercise price expiring July 2007.

                                                   SELLING STOCKHOLDERS

         The Registration Statement of which this Prospectus forms a part covers the registration of an aggregate of 2,401,685 shares of Common Stock. 1,000,000 of such shares underlie outstanding Class A Warrants; 1,000,000 of such shares underlie outstanding Class B Warrants, 151,685 of such shares underlie outstanding A Unit Warrants and an aggregate of 250,000 of such shares underlie an outstanding Placement Agent Warrant to purchase units consisting of 50,000 shares of Common Stock, 100,000 Class A Warrants and 100,000 Class B Warrants. The Class A Warrants, the Class B Warrants and the Placement Agent Warrant were issued by the Company in a Private Placement in November, 1997. The costs of qualifying such shares of Common Stock under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, will be paid by the Company.


The resale of the Common Stock offered hereby is subject to prospectus delivery and other requirements of the Securities Act. Sales of these securities, or even the potential for such sales at any time, would likely have an adverse effect on the market prices of the Common Stock.

         The Company will not receive any proceeds from the sale of such securities by the Selling Stockholders. Assuming the exercise in full of (i) the Class A and Class B Warrants, (ii) the Placement Agent Warrant (including the underlying Class A Warrants and Class B Warrants) and (iii) the A Unit Warrants, of which there can be no assurance, the Company will receive proceeds aggregating $3,998,370.


         Set forth below is a list of the Selling Stockholders and the number of shares of Common Stock which are being registered pursuant to the Registration Statement, of which this Prospectus forms a part:

   NAME                          NO. OF SHARES OWNED            NO. OF SHARES         NO. OF SHARES
                                      BEFORE OFFERING              BEING OFFERED         OWNED AFTER
                                    ------------------------       -------------         OFFERING
                                                                                     ----------
      Fierce & Co.                 250,000                            200,000           50,000

      D.L. Cromwell
       Investments, Inc. (1)       250,000                            250,000             -0-

      John Lucy III (2)            129,565                              2,717          126,848

      Donald Radcliffe (2)          14,900                              3,750           11,150

      Skeezix, Inc. (2)              5,000                              2,500            2,500

      Sequoia Capital, Inc. (2)     81,578                              2,500           79,078

      M. Bruce Adelberg             15,000                              6,250            8,750

      Jack Simon IRA                 7,936                              2,718            5,218

      Barry McEwen                   3,375                              1,250            2,125

      Donald Levine Trust            5,141                              1,250            3,891

      Clary Lumber (2)             100,000                             50,000           50,000

      John Lucy, Jr. (2)           620,797                             75,000          545,797

      Zachary M. Richardson (1)    132,827                              3,750          129,077

      -----------------------


      (1) This Selling Stockholder ("Placement Agent") is the holder of the Placement Agent Warrant.

      (2) These Selling Stockholders are affiliates of the Company. See "Principal Stockholders." In addition, the shares of Common Stock beneficially owned by such affiliates are subject to a lock-up agreement such that such shares cannot be sold until May 16, 1999 without the Placement Agent consent.

                                                  PLAN OF DISTRIBUTION
The 401,685 shares of Common Stock offered hereby may be sold from time to time directly by the Selling Stockholders and the balance of 2,000,000 shares may be sold from time to time by certain holders of Class A and Class B Warrants ("Warrant Holders"). Alternatively, the Selling Stockholders and/or the Warrant Holders may, from time to time, offer such securities through underwriters, dealers and/or agents. The distribution of securities by the Selling Stockholders or the Warrant Holders may be effected in one or more transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders or the Warrant Holders in connection with such sales. The Selling Stockholders, the Warrant Holders and intermediaries through whom such securities are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

At the time a particular offer of securities is made by or on behalf of the Selling Stockholders or the Warrant Holders to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriter, dealer or agent, the purchase price paid by the underwriter for securities purchased from the Selling Stockholders or Warrant Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         Under the Exchange Act and Regulation M promulgated thereunder, any person engaged in the distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period, which begins five (5) days prior to the commencement of such distribution and ends upon its completion. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, including without limitation, Rule 102 of Regulation M, in connection with transactions in such securities, which may limit the timing of purchases and sales of such securities by the Selling Stockholders or the Warrant Holders.



                                             DESCRIPTION OF SECURITIES

      Common Stock

      The Company is currently authorized to issue 100,000,000 shares of Common Stock, having a par value of $.001 per share of which 1,712,489 are outstanding as of the date of this Prospectus. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company for a vote thereon. The holders of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. The Company has not paid any dividends on its Common Stock to date. The Company anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the continuing operations of its business. The payment of dividends will depend upon, among other things, capital requirements and operating and financial conditions of the Company.

      Common Stock Purchase Warrants

         The Company has outstanding 1,000,000 Class A Warrants and 1,000,000 Class B Warrants which formed a part of Units issued in the Company's November 1997 private placement. Each Warrant is exercisable for a period of 24 months commencing on the date of this Prospectus.

         Class A Warrants

         Each Class A Warrant shall entitle the holder to acquire one share of Common Stock at a price equal to $1.50 per share. The Company will have the right at any time to redeem all, but not less than all, of the Class A Warrants at a price equal to one cent ($.01) per Class A Warrant, provided that the closing bid price of the Common Stock equals or exceeds $6.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

         Class B Warrants

         Each Class B Warrant shall entitle the holder to acquire one share of the Common Stock at a price equal to $1.75 per share. The Company will have the right at any time to redeem all, but not less than all, of the Class B Redeemable Warrants at a price equal to one cent ($.01) per Class B Warrant, provided that the closing bid price of the Common Stock equals or exceeds $8.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.


A Unit Warrants

   Each A Unit Warrant shall entitle the holder to acquire one share of Common Stock at a price equal to $20.00 per share until December 3, 1998.


      Placement Agent Warrant

         The Placement Agent Warrant entitles the holder to purchase 100,000 Units, each Unit consisting of 2 (pre-reverse split) shares of Common Stock, 1 Class A Warrant and 1 Class B Warrant at an exercise price of $1.20 per Unit. The Placement Agent Warrant expires in November 2002.

      Preferred Stock

         The Certificate of Incorporation of the Company authorizes the issuance of up to 7,500,000 shares of Preferred Stock, $0.001 par value per share. None of such Preferred Stock has been designated or issued. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more Class and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such Class and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of shares of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, the Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividends and liquidation rights.

      Transfer and Warrant Agent

         Jersey Transfer and Trust Co., Verona, NJ is the Registrar and Transfer Agent for the Common Stock and the Registrar and Warrant Agent for the Class A and Class B Warrants.



                                                   LEGAL MATTERS

         Certain legal matters in connection with the issuance of the securities being offered by the Company will be passed upon for the Company by McLaughlin & Stern, LLP, New York, NY. A partner of such firm owns an option to purchase 300 shares of Common Stock at $2.00 per share



                                        EXPERTS

         The Consolidated Financial Statements of the Company included in this Prospectus to the extent and for the year ended June 30, 1997 have been audited by Kaufman, Rossin & Co., independent certified public accountants, as stated in their report appearing herein in reliance upon such report given on the authority of that firm as experts in accounting and auditing. Their report contains an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

      The Consolidated Financial Statements of the Company included in this Prospectus to the extent and for the year ended June 30, 1996 have been audited on by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein in reliance upon such report given on the authority of that firm as experts in accounting and auditing. Their report contains an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

                                          PALLET MANAGEMENT SYSTEMS, INC.
                                                 AND SUBSIDIARIES
                                               FINANCIAL STATEMENTS
                                                   JUNE 30, 1997

Kaufman Rossin & Co.
Certified Public Accountants
2699  South Bayshore Drive
Miami, Florida 33133-5486





                                         REPORT OF INDEPENDENT CERTIFIED
                                               PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Pallet Management Systems, Inc.

We have audited the accompanying consolidated balance sheet of Pallet Management Systems, Inc. and Subsidiaries as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pallet Management Systems, Inc. and Subsidiaries as of June 30, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B, the Company is in default of certain debt covenants which could result in the lender demanding payment under the Company's long-term debt agreements, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KAUFMAN ROSSIN & CO.



Miami, Florida
August 29, 1997

                      Pallet Management Systems, Inc. and Subsidiaries

                             CONSOLIDATED BALANCE SHEET
                                   June 30, 1997

                                                      ASSETS


CURRENT ASSETS
     Cash                                                                                            $      237,447
     Accounts receivable, net of allowance for doubtful accounts of $37,123                               1,724,957
     Inventories                                                                                            902,396
     Prepaid expenses                                                                                        98,079
                                                                                                           ----------

         Total current assets                                                                             2,962,879

Property, plant and equipment - net                                                                       2,780,882

Other assets                                                                                                 39,666

                                                                                                     $    5,783,427
                                                                                                     ---------------



                                           LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
     Current maturities of long-term debt                                                            $    2,507,648
     Accounts payable                                                                                     1,215,076
     Accrued liabilities                                                                                    583,966
                                                                                                     ---------------
         Total current liabilities                                                                        4,306,690
                                                                                                     ---------------
LONG-TERM LIABILITIES
     Deferred income taxes                                                                                   70,888
     Long-term debt                                                                                       1,137,976
                                                                                                     ---------------
                                                                                                          1,208,864
                                                                                                     ---------------

STOCKHOLDERS' EQUITY
     Preferred stock, authorized 7,500,000 shares at $.001 par
         value;  no shares issued and outstanding                                                          -
     Common stock, authorized 10,000,000 shares at $.001 par
         value; issued and outstanding 4,849,956 shares                                                       4,850
     Additional paid-in capital                                                                           2,821,368
     Accumulated deficit                                                                                 (2,558,345)
                                                                                                        -------------
                                                                                                            267,873
                                                                                                      ---------------
                                                                                                     $    5,783,427
                                                                                                     -----------------



 The accompanying notes are an integral part of these statements.

                                Pallet Management Systems, Inc. and Subsidiaries

                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                        Years Ended June 30, 1997 and 1996



                                          1997                       1996

Net sales                               $21,051,818               $ 16,847,597

Cost of goods sold                       19,553,853                 15,980,771
                                       -------------               ------------

Gross profit                              1,497,965                    866,826

Selling, general and
 administrative expenses                  1,938,548                  2,816,045

Operating loss                            (440,583)                 (1,949,219)
                                        ------------                -----------
Other income (expense)
     Other income                           23,878                      82,738
     Other expense                        (563,356)                   (400,773)
                                        ------------                -----------

Other income (expense)                    (539,478)                   (318,035)
                                        ------------                ------------

Loss before income taxes                  (980,061)                ( 2,267,254)

Income tax benefit                          97,084                     489,049
                                        ------------               ------------

Net loss                                 ($882,977)                ($1,778,205)
                                        ============               ===========

Net loss per common share                    ($.19)                     ($.42)
                                        ============               ============



  The accompanying notes are an integral part of these statements.

                             Pallet Management Systems, Inc. and Subsidiaries
                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                        Years Ended June 30, 1997 and 1996


                                                                                                 Retained
                                                                             Additional          Earnings
                                                Common Stock                  Paid-In          (Accumulated
                                          Shares             Amount           Capital           Deficit)            Total


Balance at July 1, 1995                 4,099,216           $ 4,099         $ 1,611,499       $  102,837          $ 1,718,435

Issuance of common stock                  144,000               144             429,888              -                430,032

Net loss                                     -                   -                  -          (1,778,205)         (1,778,205)
                                        ----------            -----------     ----------       -----------         -----------

Balance at June 30, 1996                4,243,216              4,243          2,041,387        (1,675,368)            370,262

Contributed capital on sale of
     building to related party                -                  -              102,326              -                102,326

Conversion of debt to
     common stock                         606,740                607            677,655              -                678,262

Net loss                                      -                  -                  -            (882,977)           (882,977)
                                        ----------           ------------    -------------    -------------         ----------

Balance at June 30, 1997                4,849,956             $4,850         $ 2,821,368      ($2,558,345)           $267,873
                                       ===========           =============   ============     ============          ==========



            The accompanying notes are an integral part of these statements.

                              Pallet Management Systems, Inc. and Subsidiaries

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Years Ended June 30, 1997 and 1996


                                                                                              1997                    1996
Cash flows from operating activities:
     Net loss                                                                             ($ 882,977)            ($ 1,778,205)
     Adjustments to reconcile net loss to net cash
        used in operating activities:
         Depreciation and amortization                                                       417,331                  384,077
         Loss on sale and abandonment of property, plant and equipment                        61,283                     -
         Bad debt expense                                                                     28,736                   51,542
         Debt conversion expense                                                              71,522                     -
         (Increase) decrease in operating assets:
              Accounts receivable                                                           (572,625)                 336,052
              Inventories                                                                    117,847                  554,630
              Prepaid expenses                                                                46,118                 (119,271)
              Income tax receivable                                                          517,771                 (517,771)
              Other assets                                                                     9,673                   36,276
         Increase (decrease) in operating liabilities:
              Accounts payable                                                               191,485                 (416,125)
              Accrued liabilities                                                            (30,880)                 334,094
              Income taxes                                                                         -                   (2,346)
              Deferred income taxes                                                          (97,084)                  19,171

                  Net cash used in operating activities                                     (121,800)              (1,117,876)

Cash flows from investing activities:
     Purchase of fixed assets                                                               (386,967)               (801,500)
     Proceeds from sale of property, plant and equipment                                     103,318                      -

                  Net cash used in investing activities                                     (283,649)               (801,500)

Cash flows from financing activities:
     Proceeds under line of credit, net                                                      420,172                   258,691
     Proceeds from lenders                                                                   836,555                 1,919,019
     Repayments to lenders                                                                  (733,048)               (1,120,147)
     Issuance of stock                                                                          -                      430,032
     Contributed capital                                                                     102,326                        -

                  Net cash provided by financing activities                                  626,005                 1,487,595

Increase (decrease) in cash                                                                  220,556                  (431,781)

Cash at beginning of period                                                                   16,891                   448,672

Cash at end of period                                                                      $ 237,447                  $ 16,891

Supplemental  disclosure of cash flow  information:  Cash paid during the period for:
     Interest                                                                             $ 353,008                 $ 404,054
     Income taxes                                                                         $  -                      $    -

Schedule of non-cash investing and financing activities:

In December 1996, the Company converted $606,740 of long-term debt to common stock. Debt conversion expense of $71,522 was recognized as a result of this transaction.


  The accompanying notes are an integral part of these statements.

               Pallet Management Systems, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                June 30, 1997 and 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

    1.  Nature of Operations

    Pallet Management Systems, Inc. and Subsidiaries (the "Company"/"Pallet") is principally engaged in the manufacture and repair of wooden pallets in Florida and Virginia. The Company's revenues are derived primarily from the sale of new and used pallets. The Company allows its customers uncollateralized credit for various periods of time.

    2.  Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Pallet Recycling Technology, Inc. ("PRTI") and Abell Lumber, Inc. ("Abell"). Intercompany balances and transactions are eliminated in consolidation.

    3.  Accounts Receivable

    Trade receivable accounts are primarily located on the Eastern coast of the United States and are principally comprised of large distributors, national retail chains and major manufacturers. The Company evaluates each account receivable balance to establish an estimate for uncollectible accounts.

    4.  Inventories

    Inventories, consisting of raw materials, work in process, and finished goods, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

    5.  Property, Plant and Equipment

    Property, plant and equipment are stated at cost, net of accumulated depreciation. Major renewals and improvements are capitalized. Repairs and maintenance are expensed as incurred. Depreciation is computed by using the straight-line method over the expected useful lives of the related assets which are as follows:

                                                  Years

              Machinery and equipment            5 - 15
              Vehicles                           5 - 10
              Buildings and improvements         3 - 40
              Furniture and equipment            3 - 10

               Pallet Management Systems, Inc. and Subsidiaries

                                 June 30, 1997 and 1996
NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
    6.  Estimates

    In preparing financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company has recorded a deferred tax asset of approximately $1,082,000 at June 30, 1997 which is offset by a valuation allowance of approximately
$960,000. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are increased.

    7.  Income Taxes

    The Company accounts for income taxes under the liability method.
 Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

           8.  Earnings Per Share

    Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding. The total number of such weighted average shares outstanding was 4,597,148 and 4,200,754 for the years ended June 30, 1997 and 1996, respectively.

    For the years ended June 30, 1997 and 1996 outstanding stock options were not considered in the calculation of weighted average number of shares outstanding as their effect would have been antidilutive.

    9.  Financial Instruments

    Statement of Financial Accounting Standards No. 107 requires disclosure of the estimated fair value of financial instruments. The carrying values of cash, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The carrying value of debt approximates fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available or offered to the Company.

    10.  Stock Options (SFAS 123)

    Options granted under the Company's Stock Option Plan are accounted for under APB Opinion 25, Accounting for Stock Issued to Employees and related interpretations. In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which defines a fair value based method of accounting for employee stock options. The new accounting standards prescribed by SFAS 123 are optional and companies may continue to account for employee stock options under the intrinsic value method specified in APB 25. Currently, the Company does not expect to adopt the new standards, consequently, SFAS 123 will not have a material impact on the Company's results of operations or financial position. However, pro forma disclosures of net earnings and earnings per share must be made as if the SFAS 123 accounting standards had been adopted.

                Pallet Management Systems, Inc. and Subsidiaries
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                June 30, 1997 and 1996
    NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
      11.  Reclassification
      Certain prior year amounts within the accompanying financial statements have been reclassified to conform to the current year presentation.

      12.  Concentration of Credit
      The  Company,   from  time  to  time,   maintains  deposits  at  financial
institutions in excess of federally insured limits.

  NOTE B - REALIZATION OF ASSETS

      The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. Currently, the Company is not in compliance with certain financial covenants under the bank loan agreements ("Debt"). Accordingly, the debt is classified as current in the accompanying consolidated balance sheet. The debt is secured by substantially all of the assets of the Company.

      In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      Management has taken steps to reduce its operating expenses and streamline its operations. In addition, a shareholder loaned $500,000 to the Company for working capital. This and other loans were converted to common stock in December 1996. The Company continues to seek alternative sources of financing and capital. Management believes the aforementioned steps are sufficient to provide the company with sufficient cash flow to meet its operating needs.

NOTE C - INVENTORIES

      Inventories consist of the following at June 30, 1997:

                           Raw materials                      $     362,173
                           Work in process                          280,030
                           Finished goods                           260,193

                                                              $     902,396

                 Pallet Management Systems, Inc. and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                  June 30, 1997 and 1996
NOTE D - PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consist of the following at June 30, 1997:

                  Machinery and equipment               $     2,900,503
                  Building and improvements                   1,512,145
                  Vehicles                                      882,429
                  Furniture and equipment                       191,855
                  Land                                          136,044
                                                              5,622,976
                  Less: Accumulated depreciation
                             and amortization                 2,842,094

                                                        $     2,780,882

      Depreciation and amortization expense was $417,331 and $384,077 in 1997 and 1996, respectively, and is included in "cost of goods sold" and
"selling, general and administrative" expenses in the accompanying consolidated financial statements.

NOTE E - INCOME TAXES
      The income tax benefit consists of the following:

                                                     Years Ended June 30
                                                 1997                  1996
         Current:
              Federal                         $        -           ($ 425,109)
              State                                    -             ( 83,111)
                                                       -             (508,220)

         Deferred:
              Federal                       (       87,719)            16,369
              State                         (        9,365)             2,802
                                            (       97,084)            19,171

                                            ($      97,084)     ($    489,049  )

                 Pallet Management Systems, Inc. and Subsidiaries

                                     June 30, 1997 and 1996
NOTE E - INCOME TAXES - Continued
      Deferred income taxes were recognized in the consolidated balance sheet at June 30, 1997 due to the tax effect of temporary differences and loss carryforwards as follows:


Deferred tax assets:
   Net operating loss carryforwards                       $    1,046,359
   Other                                                          36,095
                                                          -------------------
                                                               1,082,454
Valuation Allowance                                     (        959,951)
                                                         -------------------
                                                                 122,503

Deferred tax liabilities:
   Depreciation                                                  193,391
Net deferred tax liability                                $       70,888
                                                          ===================


    The major elements contributing to the difference between the income tax provision and the amount computed by applying the federal statutory tax rate of 34% to loss before income taxes are as follows:


                                               Years Ended June 30
                                         -------------------------------

                                           1997                   1996

Statutory rate                        ( $      333,220)      ( $      770,866)
State or local income taxes           (         28,018)      (         80,309)
Increase in valuation allowance                184,812                357,461
Permanent differences and other                 79,342                  4,665
                                      ( $       97,084)      ( $      489,049)
                                      ===================    ===================


    As of June 30, 1997, the Company had net operating loss carryforwards of approximately $2,781,000 which expire in various years through June 30, 2012. Approximately $1,109,000 of these net operating losses are subject to substantial restrictions imposed under the change in ownership and separate return limitation year rules.

                         Pallet Management Systems, Inc. and Subsidiaries

                                        June 30, 1997 and 1996

NOTE F - DEBT

    $2,500,000 revolving credit agreement with a bank.  The agreement expires on September 30, 1998 and includes interest at the bank's prime rate plus 2.0%
(10.5% at June 30, 1997). The line is  collateralized  by substantially  all the assets  of the  Company.  The  loan is  guaranteed  by a  majority  stockholder.
Advances are based on 80% of eligible  accounts  receivable  and 50% of eligible
inventories.   The  revolving  credit  agreement  contains  certain  restrictive covenants as defined. The Company had zero borrowing availability as of June 30,
1997.   The  Company  was  in  violation  of  certain   restrictive   covenants,
accordingly, the loan is subject to demand by the bank and has been classified
as current at June 30, 1997.                                                                   $ 1,746,841

    Related party note payable, interest payable monthly at 12%; subordinated
 to all non-trade debt and uncollateralized. Principal due July 1999.                              437,424

    Bank note payable in monthly  installments of $4,166, plus interest at prime plus 2% (10.5% at June 30, 1997). Final payment due October 2005, collateralized by  substantially  all the  assets  of the  Company  and  subjected  to the same restrictive  covenants as the related revolving credit  agreement.  Accordingly, the loan has been classified as current at June 30, 1997 and is
subject to demand by the bank. The loan is guaranteed by a majority stockholder.                  416,667

    Note payable in monthly installments of $5,327, plus interest at 10.25%.
Final payment due October 2001, collateralized by various machinery and
equipment.        219,067

    Notes payable to investors;  interest payable  quarterly at 9%; each $25,000 principal  amount is  convertible  into 1% of PRTI's common  stock,  as defined;
subordinated to all non-trade debt and uncollateralized. Principal due
November 1998.                                                                                    200,000




                                                     F - 11



                              Pallet Management Systems, Inc. and Subsidiaries
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                              June 30, 1997 and 1996

NOTE F - DEBT - Continued

Notes payable to investors;  interest payable  quarterly at 10%;  convertible to
 21,875 shares of the Company's common stock; subordinated to all non-trade
 debt and uncollateralized. Principal due April 1998.                                            175,000

Industrialized development notes payable; quarterly installments of $3,381
 beginning December 1997; interest at 5.25%, maturing October 2017.                              167,000

Bank  notes  payable  in  monthly  installments  ranging  from  $219 to  $3,498;
including interest ranging from 8% to 14%; collateralized by equipment and
vehicles; maturing at various dates through January 2000.                                        115,161

Capital lease  obligations  payable in monthly  installments  of $267 to $2,634, including interest ranging from 10% to 19%, collateralized by equipment and
vehicles; maturing at various dates through May 2001.                                            168,464
                                                                                                ----------
                                     Total debt                                                3,645,624
                                     Less: Current portion                                     2,507,648
                                                                                              -----------
                                                                                            $  1,137,976
                                                                                            =============
Interest expense for the years ended June 30, 1997 and 1996 amounted to $364,938
and   $400,773,   respectively   and  is  included   in  selling,   general  and
administrative   expenses  in  the  accompanying   consolidated   statements  of
operations.

Scheduled maturities of long-term debt are as follows:

                Year Ended June 30,

                      1998                             $      2,507,648
                      1999                                      349,363
                      2000                                      536,317
                      2001                                       85,219
                      2002                                       27,141
                      Thereafter                                139,936
                                                       -----------------
                                                       $      3,645,624
                                                       =================


                                                     F - 12





                  Pallet Management Systems, Inc. and Subsidiaries

                                              June 30, 1997 and 1996
NOTE G - ACCRUED LIABILITIES

      Accrued liabilities consist of the following at June 30, 1997:

                      Accrued compensation             $        168,046
                      Other accrued liabilities                 415,920
                                                       -----------------

                                                       $        583,966
                                                       ==================
NOTE H - COMMITMENTS

      The Company leases office space, equipment and vehicles under non-cancelable operating leases. The following is a schedule, by years, of the minimum rental commitments remaining on leased property and equipment:

                 Year Ended June 30,

                      1998                             $        300,323
                      1999                                      292,019
                      2000                                      289,019
                      2001                                      258,598
                      2002                                       60,000
                      Thereafter                                130,000
                                                       ------------------
                      Total                            $      1,329,959
                                                       =================

      Total rent expense was $594,322 and $583,783 for the years ended June 30, 1997 and 1996, respectively.

NOTE I - RELATED PARTY TRANSACTIONS

      Clary Lumber, currently owned by an officer and directors of the Company, loaned the Company money to facilitate the acquisition of property and to supplement cash flow. The outstanding balance of the note at June 30, 1997, was $437,424. The Company paid approximately $57,000 during the year ended June 30, 1997 to Clary Lumber for compensation of certain employees who perform services for both Clary Lumber and the Company.

      The Company purchased approximately $2,895,000 and $2,178,000 of lumber from Clary Lumber in 1997 and 1996, respectively. This amounted to 25% and 32% of the Company's lumber purchases for the years ended June 30, 1997 and 1996, respectively.

      The Company sold approximately $10,000 and $159,000 of lumber to Clary Lumber for the years ended June 30, 1997 and 1996, respectively.

      During August 1996, the Company sold a real estate investment to Clary Lumber for $200,000 to increase its working capital. The net book value was approximately $98,000 at the time of sale. The gain of $102,000 was recorded as additional paid-in capital.

                    Pallet Management Systems, Inc. and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                              June 30, 1997 and 1996

  NOTE J - EMPLOYMENT AND CONSULTING AGREEMENTS

      The Company has employment agreements with two senior executives that provide for minimum annual compensation totaling $190,000 and additional compensation as defined in the agreement.The contracts expire in June 30, 2000. Payments under these agreements for the years ended June 30, 1997 and 1996 totaled $114,363 and $201,758, respectively. The Company's remaining commitments at June 30, 1997 under such contracts is $570,000.

   The Company entered into a Consulting, Non-competition and Confidentiality Agreement (the Agreement) with a majority shareholder and director. The Agreement provides for, among other things, payment of a consulting fee of $2,000 per week. In February 1996, the Agreement and services were temporarily suspended through June 30, 1997 by mutual consent of the parties.

  NOTE K - STOCKHOLDERS' EQUITY

      Common Stock Offering

      In September 1995, the Company completed a private placement offering for 144,000 shares of its common stock. The stock was sold to unrelated investors at an offering price of $3.50 per share. The net proceeds of this transaction increased the Company's equity by $430,032.

      Stock Split

      The Company's Common Stock was split two-for-one on October 3, 1996. Certain shareholders, consisting primarily of officers and directors, waived their right to this split resulting in an increase of 814,286 shares. All stock data and per share amounts in the consolidated financial statements have been restated to give effect to the stock split.

      Debt Conversion

      In December 1996, a majority shareholder and director loaned $500,000 to the Company for working capital. This and other loans of $106,740 were converted into newly formed "A Units" at a rate of $1 of note value for each unit. A unit consists of one share of common stock and a five year warrant to purchase one share of common stock at $1.25.

      Stock Option Plan

      In July 1995, the Company established a Stock Option Plan which authorizes the Company to issue options to employees, directors and outside consultants of the Company. The issuance and form of the options shall be at the discretion of the Company's board of directors, except that the exercise price may not be less than 85% of the fair market value at the time of grant.
No options had been granted as of June 30, 1997.

                     Pallet Management Systems, Inc. and Subsidiaries
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                              June 30, 1997 and 1996

NOTE L - SIGNIFICANT CUSTOMERS

      The Company had sales to one significant customer which represented approximately 44% and 27% of net sales for the years ended June 30, 1997 and 1996, respectively.

      At June 30, 1997 two customers accounted for approximately 51% of trade accounts receivable.

NOTE N - SUBSEQUENT EVENT

      In July 1997, the Company granted to various employees, directors and outside consultants, options to purchase 783,825 shares of common stock at an exercise price of $.50 per share. The options vest over a four year period and expire in ten years or three months after separation of service, whichever occurs earlier.

                                          REPORT OF INDEPENDENT CERTIFIED
                                                PUBLIC ACCOUNTANTS


Board of Directors
Pallet Management Systems, Inc.

We have audited the accompanying consolidated balance sheet of Pallet Management Systems, Inc. and Subsidiaries (a Florida corporation) as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pallet Management Systems, Inc. and Subsidiaries as of June 30, 1996, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B, the Company is in default of certain debt covenants which could result in the lender demanding payment under the Company's long-term debt agreements, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GRANT THORNTON LLP

Miami, Florida
September 4, 1996 (except for Notes B and N, as to which the date is January 28,
  1997 and October 3, 1996, respectively)

                             Pallet Management Systems, Inc. and Subsidiaries

                                            CONSOLIDATED BALANCE SHEET

                                                   June 30, 1996


                                                      ASSETS


CURRENT ASSETS
    Cash                                                                                                $ 16,891
    Accounts receivable, net of allowance
      for doubtful accounts of $ 62,000                                                                1,181,068
    Inventories                                                                                        1,020,243
    Prepaid expenses                                                                                     144,197
    Income tax refunds receivable                                                                        517,771

               Total current assets                                                                    2,880,170

Property, plant and equipment - net                                                                    2,877,809

Other assets                                                                                             147,377

                                                                                                $      5,905,356


                                       LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
    Current maturities of long-term debt                                                        $      2,150,634
    Accounts payable                                                                                   1,023,591
    Accrued liabilities                                                                                  614,846
               Total current liabilities                                                               3,789,071

LONG-TERM LIABILITIES
    Deferred income taxes                                                                                167,972
    Long-term debt                                                                                     1,578,051
                                                                                                       1,746,023
STOCKHOLDERS' EQUITY
    Common stock, authorized 10,000,000 shares at $.001 par
      value; issued and outstanding 4,243,216 shares                                                       4,243
    Additional paid-in capital                                                                         2,041,387
    Accumulated deficit                                                                               (1,675,368)

                                                                                                         370,262

                                                                                                $      5,905,356
The accompanying notes are an integral part of this statement.


                              Pallet Management Systems, Inc. and Subsidiaries

                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Years Ended June 30,


                                                                                    1996                   1995

Net sales                                                                     $    16,847,597       $ 29,444,264
Cost of goods sold                                                                 15,980,771         25,494,151

              Gross profit                                                            866,826          3,950,113

Selling, general and administrative expense                                         2,816,045          3,344,338

              Operating (loss) profit                                              (1,949,219)           605,775

Other income (expense)
    Other income                                                                       82,738            106,051
    Interest expense                                                                 (400,773)          (305,393)

              Other income (expense)                                                 (318,035)          (199,342)

              Income (loss) before income taxes                                    (2,267,254)           406,433

Income taxes expense (benefit)                                                       (489,049)           457,690

              Net loss                                                       $     (1,778,205)   $       (51,257)

Net loss per common share                                                    $           (.42)   $           (.01)















The accompanying notes are an integral part of these statements.

                            Pallet Management Systems, Inc. and Subsidiaries

                             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        Years Ended June 30, 1996 and 1995



                                                                                     Retained
                                                                Additional           Earnings
                                       Common Stock              Paid-In            (Accumulated
                                 Shares        Amount            Capital              Deficit)        Total

Balance at July 1, 1994     3,441,196    $       3,441     $       744,573    $     154,094   $       902,108

Subordinated debt
  conversion to stock        307,620           308               448,926            -               449,234

Issuance of common
  stock                      350,400           350               418,000            -               418,350

Net loss                       -                -                   -           (51,257)          (51,257)

Balance at June 30,
  1995                     4,099,216            4,099           1,611,499          102,837           1,718,435

Issuance of common
  stock                      144,000           144               429,888            -               430,032

Net loss                       -                -                   -        (1,778,205)          (1,778,205)

Balance at June 30,
  1996                     4,243,216         $  4,243     $     2,041,387    $  (1,675,368)  $       370,262











The accompanying notes are an integral part of this statement.

                    Pallet Management Systems, Inc. and Subsidiaries

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               Years Ended June 30,



                                                                                      1996                1995

Cash flows from operating activities:
    Net loss                                                                          $(1,778,205)       $(51,257)
    Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
    Depreciation and amortization                                                     384,077            358,101
    Bad debt expense                                                                   51,542             20,379
    (Increase) decrease in operating assets:
       Accounts receivable                                                            336,052            (50,160)
       Inventories                                                                    554,630            131,350
       Prepaid expenses                                                              (119,271)            36,041
       Income tax receivable                                                         (517,771)                -
       Other assets                                                                    36,276              3,978
    Increase (decrease) in operating liabilities:
       Accounts payable                                                              (416,125)           201,311
       Accrued liabilities                                                            334,094             65,020
       Income taxes                                                                    (2,346)           (11,895)
       Deferred income taxes                                                           19,171            (14,931)

              Net cash (used in) provided by operating activities                  (1,117,876)           687,937

Cash flows from investing activities:
    Purchase of fixed assets                                                         (801,500)        (1,036,951)
              Net cash used in investing activities                                  (801,500)        (1,036,951)

Cash flows from financing activities:
    Proceeds from lenders                                                           5,901,901            642,530
    Repayments to lenders                                                          (4,844,338)          (909,172)
    Issuance of stock                                                                 430,032            867,584
              Net cash provided by financing activities                             1,487,595            600,942

(Decrease) increase in cash                                                          (431,781)           251,928

Cash at beginning of period                                                           448,672            196,744

Cash at end of period                                                        $         16,891    $       448,672

Supplemental  disclosure of cash flow  information:  Cash paid during the period for:
       Interest                                                              $        404,054    $       316,592
       Income taxes                                                          $             -     $       155,626

Noncash investing and financing activity:
    Net assets of businesses acquired in 1995
       Book value of assets acquired                                         $             -     $     6,382,597
       Less:  Cash acquired                                                                -             352,790
                                                                                           -           6,029,807
       Liabilities assumed                                                                 -           4,794,210
                                                                             $             -     $     1,235,597

The accompanying notes are an integral part of these statements.

     NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          A  summary   of  the   Company's   significant   accounting   policies
     consistently applied in the preparation of the accompanying consolidated financial statements follows:

         1.       Nature of Operations
Pallet Management Systems, Inc. and Subsidiaries (the "Company"/"Pallet") is principally engaged in the manufacture and repair of wooden pallets. The Company operates in Connecticut, Florida, Georgia, Maryland and Virginia. The Company's revenues are derived primarily from the sale of new and used pallets. The Company allows its customers uncollateralized credit for various periods of time.

   2.      Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Pallet Recycling Technology, Inc. ("PRTI") and Abell Lumber, Inc. ("Abell"). Intercompany balances and transactions are eliminated in consolidation.

          3.      Accounts Receivable
        Trade receivable accounts are primarily located on the Eastern coast of the United States and are comprised of large distributors, national retail chains, major manufacturers and the U.S. Government. The Company evaluates each account receivable balance to establish an estimate for uncollectible accounts.

          4.      Inventories
Inventories, consisting of raw materials, work in process, and finished goods, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

          5.               Property, Plant and Equipment
          Property, plant and equipment are stated at cost, net of accumulated depreciation. Major renewals and improvements are capitalized. Repairs and maintenance are expensed as incurred. Depreciation is computed by using the straight-line method over the expected useful lives of the related assets which are as follows:
                                                                        Years

                           Machinery and equipment                       5-15
                           Vehicles                                      5-10
                           Buildings and improvements                    3-40
                           Furniture and equipment                       3-10

     NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

          6.      Estimates
          In preparing financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          7.      Income Taxes
          The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

          8.      Earnings Per Share
          Earnings (loss) per share is computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents (common stock options outstanding during the year unless such inclusion is anti-dilutive). The weighted average number of shares are based upon the weighted average number of common stock shares and common equivalent shares outstanding during each year. The total number of such weighted average shares was 4,200,754 and 3,620,147 at June 30, 1996 and 1995, respectively.

          9.      Financial Instruments
          Statement of Financial Accounting Standards No. 107 requires disclosure of the estimated fair value of financial instruments. The carrying values of cash, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The carrying value of debt approximates fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available or offered to the Company.

          10.     Stock Options (FAS 123)
          Options granted under the Company's Stock Option Plan are accounted for under APB Opinion 25, Accounting for Stock Issued to Employees and related interpretations. In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which will require additional proforma disclosures for companies that will continue to account for employee stock options under the intrinsic value method specified in APB25. The Company plans to continue to apply APB 25 and the only effect of adopting SFAS 123 in 1997 will be the new disclosure requirement.

 (continued)

     NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

          11.     Reclassifications

          Certain  prior  year  amounts   within  the   accompanying   financial
     statements   have  been   reclassified  to  conform  to  the  current  year
     presentation.

     NOTE B - REALIZATION OF ASSETS

          The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. Currently, the Company is not in compliance with certain financial covenants under the bank loan agreements ("Debt"). Accordingly, the debt is classified as current in the accompanying consolidated balance sheet. The note is secured by substantially all of the assets of the Company.

          In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

          Management has taken steps to reduce its operating expenses and streamline its operations. In addition, a shareholder and an affiliated Company (Note I) have contributed $500,000 of cash for operating purposes. The Company continues to seek alternative sources of financing and capital. Management believes the aforementioned steps are sufficient to provide the company with sufficient cash flow to meet its operating needs.

     NOTE C - INVENTORIES

          Inventories consist of the following at June 30, 1996:

                           Raw materials                       $       455,031
                           Work in process                             279,988
                           Finished goods                              285,224

                                                               $     1,020,243

     NOTE D - PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consist of the following at June 30, 1996:

                           Machinery and equipment           $     2,936,694
                           Building and improvements               1,518,852
                           Vehicles                                  938,634
                           Furniture and equipment                   277,849
                           Land                                      136,044
                                                                   5,808,073
                           Less:  Accumulated depreciation         2,930,264

                                                             $     2,877,809

         Depreciation expense was $360,600 and $358,101 in 1996 and 1995, respectively, and is included in "cost of goods sold" and "selling, general and administrative" expenses in the accompanying consolidated financial statements.

     NOTE E - INCOME TAXES

          The provision for (benefit from) income taxes consists of the following:
                                                                             Years Ended June 30,
                                                                                 1996                 1995
                  Current
                     Federal                                                $(425,109)          $  354,580
                     State                                                    (83,111)              71,705
                                                                             (508,220)             426,285
                  Deferred
                     Federal                                                   16,369              28,375
                     State                                                      2,802               3,030
                                                                               19,171              31,405

                                                                            $(489,049)   $        457,690

                  Deferred tax assets are comprised of the following at:
                                                                                                 June 30,
                                                                                 1996                 1995
     Deferred tax assets
     Net operating loss
      carryforward                                                           $701,000    $         391,821
     Other                                                                     74,000               25,718
                                                                              775,000              417,539
                 Valuation allowance                                         (775,000)            (417,539)

                                                                     Total   $    -               $         -

     NOTE E - INCOME TAXES - Continued

                  Deferred tax liabilities are comprised of the following at:
                                                          June 30,
                                                   1996                 1995

                           Depreciation          $167,972       $    148,801

          The major elements contributing to the difference between the federal statutory tax and the effective tax rates are as follows:

                              Years Ended June 30,
                                    1996 1995

         Statutory rate                        $ (770,866)   $         138,187
         State or local income taxes              (80,309)              33,327
         Increase in valuation allowance          357,461              229,397
         Permanent differences and other            4,665               56,779

                                              $  (489,049)   $         457,690

          The fiscal 1995 tax provision is in excess of the statutory rate as a result of permanent differences, state taxes, an increase in the valuation allowance and restrictions placed on the use of the net operating losses of PRTI due to the change in ownership and separate return year limitation rules. The fiscal 1996 tax benefit is less than the statutory rate primarily as a result of limitations placed on the amount of the net operating loss that could be carried back and an increase in the valuation allowance related to the additional net operating loss carryforwards.

          As of June 30, 1996, the Company has a net operating loss carryforward of approximately $1,864,000 which expires in the fiscal year ending June 30, 2011. Approximately $1,109,000 of these net operating losses are subject to substantial restrictions imposed under the change in ownership and separate return limitation year rules.



     NOTE F - DEBT

     $2,500,000 revolving credit agreement with a bank.  The agreement expires on September 30, 1998,  includes  interest at the bank's prime rate plus  2.0%  (10.25%  at June  30,  1996).  The  line is  collateralized  by substantially  all the assets of the Company.  The loan is  guaranteed by a majority  stockholder.  Advances  are  based  on 80% of  eligible  accounts receivable and 50% of eligible inventories.  The revolving credit agreement contains  certain  restrictive  covenants as defined.  The Company had zero borrowing  availability as of June 30, 1996. At June 30, 1996, Abell was in
     violation  of  various  restrictive  covenants  and the  Bank  waived  each violation as of June 30, 1996;  however,  subsequent to year end,  Abell is again in  violation  of  these  covenants.  Accordingly,  the loan has been classified  as  current  at June 30,  1996 and is  subject to demand by the
     bank.                                                                                  $1,326,669

       Bank Term Loans:
     The following bank term loans are  collateralized  by substantially all the assets of the Company and are subjected to the same  restrictive  covenants as the related  revolving credit agreement.  Accordingly,  these loans have been  classified  as current at June 30,  1996 and are subject to demand by the bank. The loans are guaranteed by a majority stockholder.
         Bank note payable in monthly installments of $8,580, plus
         interest at prime plus 2.0% (10.25% at June 30, 1996).  Final
         payment due December 1997.                                                          154,434
         Bank note payable in monthly installments of $ 4,166, plus interest at prime plus 2.0% (10.25% at June 30, 1996).  Final
         payment due October 2005.                                                           466,667

         Bank note payable in monthly installments of $4,000, plus interest at 9.0%. Final payment due January 1997.

                                                                                               28,000

     Related party note payable,  interest payable monthly at 12%;  subordinated to all non-trade debt and uncollateralized. Principal due July 1998.
                                                                                               742,282



                                                      F-26












     NOTE F - DEBT - Continued

      Bank Term Loans: - Continued
     Notes payable to investors;  interest payable quarterly at 9%; each $25,000 principal  amount is convertible  into 1% of the Company's common stock, as defined; subordinated to all non-trade debt and uncollateralized.
     Principal due November 1998.
                                                                                          $225,000

   Notes payable to investors; interest payable quarterly at 10%; convertible to
     32,093 shares of the Company's common stock;  subordinated to all non-trade debt and uncollateralized. Principal due
     April 1998.                                                                           $256,410

 Banknotes  payable  in  monthly  installments  ranging  from  $219  to  $3,498;
     including interest ranging from 8% to 14%;  collateralized by equipment and vehicles; maturing at various dates through January
     2000.                                                                                 $141,592

    Industrialized  development notes payable;  quarterly installments of $3,381 beginning December 1997; interest at 5.25%; maturing
     October 2017.                                                                          167,000

      Capital Lease Obligations
 Obligation to credit  corporation  under  capital  leases  payable  in  monthly installments of $267 to $2,634, including interest ranging from 10% to 19%, collateralized by equipment and vehicles; maturing
     at various dates through May 2001.                                                      220,631
         Total debt                                                                        3,728,685

  Less:  Current portion                                                                   2,150,634

                                                                                         $ 1,578,051

          Scheduled maturities of long-term debt are as follows:
Year Ended June 30,

                                                                         1997          $ 2,150,634
                                                                         1998            1,083,055
                                                                         1999              283,338
                                                                         2000              42,946
                                                                         2001              23,002
                                                                                          145,710

                                                                                       $ 3,728,685


     NOTE G - ACCRUED LIABILITIES

                               Accrued expenses consist of the following at June
30, 1996:

                      Accrued compensation                   $       126,078
                      Other accrued expenses                         488,768

                                                             $       614,846

     NOTE H - COMMITMENTS AND CONTINGENCIES

          The  Company  leases  office  space,   equipment  and  vehicles  under
     non-cancelable operating leases. The following is a schedule by years of the minimum rental commitments remaining on leased property and equipment:

                        Year Ended June 30,

                               1997                          $       380,216
                               1998                                  335,766
                               1999                                  285,689
                               2000                                  277,934
                               2001                                  450,198
                               Total                         $     1,729,803

Total rent expense was $583,783 and $374,505 for the years ended June 30, 1996 and 1995, respectively.

     NOTE I - RELATED PARTY TRANSACTIONS

ClaryLumber, currently owned by an officer and directors of the Company, has loaned the Company money to facilitate the acquisition of property. The outstanding balance of the note at June 30, 1996, was $742,282. The Company has paid approximately $55,000 to Clary Lumber for compensation of certain employees who perform services for both Clary Lumber and the Company.

The Company purchased approximately $2,178,000 and $1,980,000 of lumber from Clary Lumber in 1996 and 1995, respectively. This amounted to 32.0% and 7.5% of the Company's inventory purchases for the years ended June 30, 1996 and 1995, respectively.

The Company sold approximately $159,000 and $70,000 of lumber to Clary Lumber for the year ended June 30, 1996 and 1995, respectively.

During August 1996, the Company sold a real estate investment to Clary Lumber for $200,000 to increase its working capital. The net book value was approximately $93,000 at the time of sale.

     NOTE I - RELATED PARTY TRANSACTIONS - Continued

During 1992, an officer of the Company provided a loan to the Company. During the year ended June 30, 1995, these funds were converted under the terms of the subordinated debt agreements into the Company's common stock.

     NOTE J - EMPLOYMENT AGREEMENT
The Company has employment agreements with two senior executives that provide for minimum annual compensation totalling $190,000 and additional compensation as defined in the agreement. The contracts expire in June 30, 2000. Payments under these agreements for the year ended June 30, 1996 and 1995 totaled $201,758 and $212,905, respectively. The Company's remaining commitments at June 30, 1996 under such contracts is $760,000.

     NOTE K - STOCKHOLDERS' EQUITY
Common Stock Offering
In September 1995 and January 1995, the Company completed private placement offerings for 144,000 and 350,400 shares of its common stock, respectively. The stock was sold to unrelated investors at offering prices of $3.50 and $1.46, per share, respectively. The net proceeds of these transactions increased the Company's equity by $430,032 and $418,350, respectively.

Stock Option Plan
In July 1995, the Company established a Stock Option Plan which authorizes the Company to issue options to employees, directors and outside consultants of the Company. The issuance and form of the options shall be at the discretion of the Company's board of directors, except that the exercise price may not be less than 85% of the fair market value at the time of grant. No options as of June 30,1996 have been granted.

     NOTE L - SIGNIFICANT CUSTOMERS
The Company has sales to one significant customer which represents approximately 27% of net sales for the year ended June 30, 1996. In fiscal 1995, the Company had sales to two significant customers which represent approximately 46% and 11% of net sales, respectively.

     NOTE M - ACQUISITION OF ABELL LUMBER CORPORATION
On June 29, 1995, the Company acquired all the common stock of Abell in exchange for 2,260,143 shares of the Company's common stock. Abell is a manufacturer of pallets in Virginia. The merger qualifies as a tax-free reorganization and was accounted for as a pooling of interest and , accordingly, the consolidated financial statements for all periods presented, have been restated to include the results of Abell. Abell's fiscal year has been changed from November 30 to June 30 to conform to the Company's new fiscal year-end.

     NOTE N - SUBSEQUENT EVENT

     The Company's Common Stock was split two-for-one on October 3, 1996. Certain shareholders, consisting primarily of officers and directors, waived their right to this dividend resulting in an increase of 814,286 shares. All stock data and per share amounts in the consolidated financial statements have been restated to give effect to the stock split.

                                          PALLET MANAGEMENT SYSTEMS, INC.
                                            CONSOLIDATED BALANCE SHEETS

                                                              Dec. 27,                  Jun. 30,
ASSETS                                                        1997                      1997
                                                                                        (Audited)
CURRENT ASSETS

Cash                                                          $529,474                  $237,447
Accounts Receivable - trade, net of allowance
       for doubtful accounts                                  1,282,116                 1,724,957
Inventories                                                   1,261,512                   902,396
Prepaid expenses                                                 95,008                    98,079
      Total current assets                                    3,168,110                 2,962,879

Property and equipment - net of accumulated
      depreciation                                            2,892,743                 2,780,882

Other assets                                                     78,445                    39,666
                                                              ----------                ------------

                                                             $6,139,298                 $5,783,427



LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
         Notes Payable                                        $2,047,750                $2,507,648
         Accounts payable - trade                              1,618,288                 1,215,076
         Accrued liabilities                                     415,338                   583,966
                                                              ------------               -----------
                  Total current liabilities                    4,081,376                 4,306,690

LONG TERM DEBT
         Deferred income tax                                      70,888                    70,888
         Long-Term debt                                        1,213,364                 1,137,976
                                                               ---------                 ---------

                                                              1,284,252                  1,208,864
                                                              ---------                  ---------

STOCKHOLDERS' EQUITY
Common  stock,  authorized  100,000,000  shares at $.001 par  value;  issued and outstanding 1,712,489 shares at December 27, 1997 and 1,212,489
at June 30, 1997                                                   1,712                     1,212
Additional paid in capital                                     3,606,397                 2,825,006
Retained (deficit) earnings                                  (2,834,439)                (2,558,345)
                                                             -----------               ------------

                                                                773,670                    267,873
                                                                 -------                ----------

                                                             $6,139,298                 $5,783,427
                                                           ==========                   ==========





PALLET MANAGEMENT SYSTEMS
CONSOLIDATED STATEMENT OF OPERATIONS


                                            13 Weeks Ended                                       26 Weeks Ended
                                    Dec. 27, 1997    Dec. 28, 1996              Dec. 27, 1997    Dec. 28, 1996

Net sales                           $5,168,237       $5,289,065                 $9,744,636       $9,019,756

Cost of goods sold                  4,698,320        4,752,318                   8,909,313        8,263,432

Gross profit                          469,917          536,747                    835,323          756,324

Selling, general and
 administrative expense               458,247          442,557                    902,741         $864,977

Operating profit                      11,670            94,190                    (67,418)        (108,653)

Other income (expense)
     Other income                      0                 5,971                     0                 9,940
     Interest expense               (111,920)          (78,371)                 (208,675)         (179,629)

Earnings before income taxes        (100,250)           21,790                  (276,093)         (278,342)

Income tax expense (benefit)             0                0                          0                0

Net earnings (loss)                 (100,250)           21,790                  ($276,093)        ($278,342)

Net (loss) earnings per
common share                          $(0.07)            $0.02                     $(0.20)           $(0.26)
(reflects 1 for 4 reverse split)






PALLET MANAGEMENT SYSTEMS
CONSOLIDATED STATEMENT OF CASH FLOW

                                                     13 Weeks Ended                              26 Weeks Ended
                                            Dec. 27, 1997     Dec. 28, 1996     Dec. 27, 1997    Dec. 28, 1996

Cash flows from operating activities:
Net (loss) earnings                         ($100,250)        $21,791             ($276,094)        ($176,015)

Adjustments  to reconcile net (loss)  earnings to net cash provided by (used in)
operating activities:
         Depreciation                       98,961             95,520              198,045            184,857
(Incr.) Decr. in operating assets:
         Accounts receivable                (101,737)         (100,852)            442,841           (413,378)
         Inventories                        (122,570)         (84,309)            (359,118)          (109,439)
         Prepaid expenses                     63,139          (67,113)               3,072            (28,457)
         Income tax refund receivable           0                 0                  0                517,771
         Other assets                       (24,214)           84,696              (38,779)            98,204
Incr. (Decr.) in operating assets:
         Accounts payable                    93,360           (97,526)             403,212            168,824
         Accrued liabilities and taxes     (171,832)          (67,601)            (168,628)            (6,329)
         Deferred credits                     0                    0                 0                 0
Net cash provided by (used in)
  operating activities                      (265,143)         (215,394)            204,551            236,038
Cash flows from investing activities:
  Purchase of fixed assets                  (221,201)         (204,776)           (309,905)          (224,336)

Net cash (used in) investing activities     (221,201)         (204,776)           (309,905)          (224,336)

Cash flows from financing activities:
Borrowing from (Payments to) lenders          70,275           173,472            (384,510)          (275,291)
Capital contributed                          781,891           606,740             781,891            606,740
Net cash (used in) provided by
 Financing activities                        852,166           780,212             397,381            331,449

 INCREASE (DECREASE) IN CASH                 365,822           360,042             292,027            343,151

Cash at beginning of period                  163,652                0              273,447             16,891

Cash at end of period                        529,474          $360,042             529,474           $360,042




      No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer or solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

         Until _______________, 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Securities offered hereby, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with regard to their unsold allotments or subscriptions.

                                                  TABLE OF CONTENTS



      Available Information ..................................2

      Prospectus Summary......................................3

      Risk Factors............................................6

      Use of Proceeds.........................................13

      Capitalization..........................................14

      Dividend Policy.........................................15

      Management's Discussion and Analysis of Financial Condition

        and Results of Operation............................. 15

     Market for Common Equity and Related Stockholder Matters.19

      Business................................................ 20

      Management...............................................26

      Certain Transactions.....................................29

      Principal Stockholders...................................30

      Selling Stockholders.....................................31

      Plan of Distribution.....................................33

      Description of Securities................................33

      Legal Matters ...........................................35

      Experts..................................................35

      Financial Statements.....................................F-1


                                        PALLET MANAGEMENT SYSTEMS, INC.

                                             2,401,685 Shares of Common Stock

                                                     -----------

                                                     PROSPECTUS

                                                     -----------

                                                  _______________, 1998

                                                      PART II

                                      Information Not Required in Prospectus

      ITEM 24.     Indemnification of Officers and Directors

                  Article 8 of the Company's Amended and Restated By Laws provides that "The Corporation shall have the power to and shall indemnify any person who was or is a party to any proceeding from any liability or expenses incurred by reason of the fact that such person is or was an employee or agent of the Corporation, to the full extent allowed under the laws of the State of Florida."

      ITEM 25.     Other Expenses of Issuance and Distribution

      Securities and Exchange Commission Fees......................$  1,997.96

      Accounting fees and expenses.................................$ 10,000.00

      Blue Sky fees and expenses...................................$ 15,000.00

      Printing Expenses ...........................................$ 10,000.00

      Legal fees...................................................$ 30,000.00

      Miscellaneous................................................$  3,002.04



         Total.....................................................$70,000.00



      ITEM 26.     Recent Sales of Unregistered Securities

         In November 1997, the Company completed a private placement ("Private Placement") of one million ($1,000,000) dollars of Units (as defined below) at $1.00 per Unit. Each unit ("Unit") consists of (a) two (2) shares of common stock of the Company, $.001 par value per share ("Common Stock") and (b) one (1) Class A warrant exercisable to purchase one (1) share of Common Stock at a price of $1.50 per share and one (1) Class B Warrant exercisable to purchase one share of Common Stock at a price of $1.75 per share for a period of two (2) years commencing from the date that this Registration Statement is declared effective.

         The Company's Board of Directors approved on December 3, 1996, a dollar for dollar exchange of outstanding notes into newly formed "A Units." Each A Unit consists of one share of the Company's common stock, and one two-year warrant (subsequently extended by the Board of Directors until 2001) to purchase one (pre-reverse split) share of the Company's common stock at an exercise price of $1.25 ("A Unit Warrants.") At the time of the offer, the Company had notes valued at $682,000 and a commitment from the majority shareholder to invest an additional $300,000 into the Company prior to the end of the calendar year. From the $982,000 eligible for this exchange offer, $607,000 was converted into 607,000 A Units. $577,000 of the debt converted was held by Company board members.

         Neither the Company nor any person acting on its behalf offered or sold the securities described above by means of any form of general solicitation or general advertising. Each purchaser represented in writing that he acquired the securities for his own account. A legend was placed on the certificate stating that the restrictions on their transferability and sale. Each purchaser signed a written agreement that the securities will not be sold without registration under the Act or exemption therefrom. The Registrant believes such private placement was an exempt transactions not involving a public offering under Sections 3(b) of the Securities Act of 1933, as amended and Rule 504 of Regulation D promulgated thereunder.



ITEM 27.     Exhibits and Financial Statement Schedules

(a)   Exhibits

3.1               Registrant's Articles of Incorporation

3.2               Amendment to Articles of Incorporation filed  June 7, 1985.

3.3               Amendment to Articles of Incorporation filed July 10,1985.

3.4               Amendment to Articles of Incorporation filed October 12, 1994.

3.5               Amendment to Articles of Incorporation filed November 21, 1994

3.6               Amendment to Articles of Incorporation filed February 3, 1998.

3.7               Registrant's Amended and Restated By-Laws.

4.1               Form of Common Stock Certificate.

4.2               Form of Class A Warrant.

4.3               Form of Class B Warrant.

 5                Opinion of McLaughlin & Stern, LLP

21                List of Subsidiaries

23.1              Consent of McLaughlin & Stern, LLP (included in Exhibit 5)

23.2              Consent of Kaufman, Rossin & Co.

23.3              Consent of Grant Thornton LLP

                  Exhibits 3.1; 3.2; 3.3; 3.4; 3.5; 3.7 and 4.1 are incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1996, Commission File No.2-99212-A.

                  Schedules other than those listed above have been omitted since they are either not required, are not applicable or the required information is shown in the financial statements or related notes.

      ITEM 28.  Undertakings

        The undersigned Registrant hereby undertakes to:

        (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a) (3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution;

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

        (b) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

                  (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                          CONSENT OF INDEPENDENT AUDITORS



              We have issued our report dated September 4, 1996 accompanying the Consolidated Statements of Operations, Stockholders' Equity and Cash flows for the year ended June 30, 1996 of Pallet Management Systems, Inc. and Subsidiaries, contained in the Form SB-2 Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Form SB-2 Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



      GRANT THORNTON LLP

      Fort Lauderdale, FL

      March 6, 1998

Kaufman Rossin & Co.
Certified Public Accountants
2699  South Bayshore Drive
Miami, Florida 33133-5486



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the inclusion in this Amendment No. 1 on Form SB-2 to the Registration Statement on Form SB-2 of our report dated August 29, 1997 relating to our audit of the consolidated financial statements of Pallet Management Systems, Inc. and Subsidiaries for the year ended June 30, 1997.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.






KAUFMAN, ROSSIN & CO.

Miami, Florida
March 6, 1998

                                                    SIGNATURES

                  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on March 9, 1998.


                                        PALLET MANAGEMENT SYSTEMS, INC.


                                        By:/s/ Zachary Richardson, President



                  In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.





      ______________________________      Chairman and CEO  ___________________
      John C. Lucy, III



      ___________________________         President, Secretary _______________
      Zachary M. Richardson               CFO and Director



      _____________________________       Director      ______________________
      John C. Lucy, Jr.



      ____________________________        Director      ______________________
      Donald Radcliffe